UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.     )

Filed by the registrant [ X ].

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[ __ ] Preliminary proxy statement.

[ __ ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

[ X ] Definitive proxy statement.

[ __ ] Definitive additional materials.

[ __ ] Soliciting material under Rule 14a-12.

TETRA TECHNOLOGIES, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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TETRA Technologies, Inc.2
4955 Interstate 45 North
The Woodlands, Texas 77380

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 8, 2012

To our stockholders:

Where and When. We will hold our 2012 Annual Meeting of Stockholders at our corporate headquarters, 24955 Interstate 45 North, The Woodlands, Texas on Tuesday, May 8, 2012, at 11:00 a.m. local time.

Record Date. Only stockholders of record at the close of business on March 12, 2012 will be entitled to notice of and to vote at the Annual Meeting.

Purpose of the Meeting. We have called the Annual Meeting for the following purposes:

1.	To elect nine directors to serve one-year terms ending at the 2013 Annual Meeting of Stockholders, or until their successors have been duly elected or appointed;

2.	To ratify and approve the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

3.	To conduct an advisory vote on executive compensation; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournments.

You will find more information on our nominees for directors and the other purposes listed above in the attached proxy statement. You will find more instructions on how to vote starting on page 2 of the proxy statement.

Your vote is important! Please promptly vote your shares by telephone, the internet, or, if the proxy statement was mailed to you, by marking, signing, dating, and returning the enclosed proxy card as soon as possible, regardless of whether you plan to attend the Annual Meeting. You may revoke your proxy at any time before it is voted.

Bass C. Wallace, Jr.
Corporate Secretary

March 27, 2012
The Woodlands, Texas

PROXY STATEMENT

TABLE OF CONTENTS

General Information
Internet and Electronic Availability of Proxy Materials	1
General Voting Instructions	2
Voting Rules	3

Proposals
Proposal No. 1: Election of Directors	5
Proposal No. 2: Appointment of Independent Registered Public Accounting Firm	10
Proposal No. 3: Advisory Vote to Approve Executive Compensation	11

Information About Us
Corporate Governance	13
Director Independence	13
Board Leadership, Structure and Risk Oversight	14
Board Meetings and Committees	15
Certain Transactions	19
Stockholder Litigation	19
Equity Compensation Plan Information	20
Insider Stock Sales and Stock Ownership Guidelines	21
Audit Committee Report	22
Fees Paid to Principal Accounting Firm	23
Audit Committee Preapproval Policies and Procedures	23
Executive Officers	24
Compensation Discussion and Analysis	26
Management and Compensation Committee Report	46
Compensation of Executive Officers	47
Grants of Plan Based Awards	48
Outstanding Equity Awards at Fiscal Year End	49
Option Exercises and Stock Vested	50
Nonqualified Deferred Compensation	51
Potential Payments upon Termination or Change in Control	51
Compensation Risk	53
Director Compensation	54
Beneficial Stock Ownership of Certain Stockholders and Management	57
Section 16(a) Beneficial Ownership Reporting Compliance	59
Proposals of Stockholders	59
Householding of Annual Meeting Materials	59
Additional Financial Information	60
Other Matters	60

This proxy statement, and the accompanying Notice of the 2012 Annual Meeting of Stockholders and proxy card are first being made available to our stockholders on or about March 27, 2012.

(i)

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of TETRA Technologies, Inc., to be voted at our Annual Meeting of Stockholders to be held on Tuesday, May 8, 2012 at 11:00 a.m. local time, and at any adjournment(s) thereof. The purposes of the Annual Meeting are set forth in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders.

The complete mailing address of our principal executive offices is 24955 Interstate 45 North, The Woodlands, Texas 77380, and our telephone number is (281) 367-1983.

Attendance at the Annual Meeting is limited to stockholders as of the record date (or their authorized representatives) with evidence of their share ownership and our guests.

Internet and Electronic Availability of Proxy Materials

As permitted by the rules adopted by the Securities and Exchange Commission (“SEC”), we are making this proxy statement and related proxy materials available on the internet under the “notice and access” delivery model. The “notice and access” model removes the requirement for public companies to automatically send stockholders a printed set of proxy materials and allows companies instead to deliver to their stockholders a “Notice of Internet Availability of Proxy Materials” and to provide access to the documents over the internet. Our Notice of Internet Availability of Proxy Materials (“Notice”) was first mailed to stockholders of record and beneficial owners on or about March 27, 2012. The Notice is not a form for voting, and presents only an overview of the more complex proxy materials. Stockholders are encouraged to access and review the proxy materials before voting.

This proxy statement, the form of proxy, and voting instructions are being made available to stockholders on or about March 27, 2012 at www.envisionreports.com/TTI for registered holders and at www.proxyvote.com for beneficial holders. You may also request a printed copy of this proxy statement and the form of proxy by telephone, over the internet or by email by following the instructions printed on your Notice.

Our Annual Report to Stockholders, including financial statements, for the fiscal year ended December 31, 2011 is being made available at the same time and by the same methods. The Annual Report to Stockholders is not to be considered as a part of the proxy solicitation material or as having been incorporated by reference.

In addition, any stockholder may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Receiving future proxy materials by email will save the cost of printing and mailing documents to stockholders and will reduce the impact of annual meetings on the environment. A stockholder’s election to receive proxy materials by email will remain in effect unless the stockholder terminates it.

General Voting Instructions

Below are instructions on how to vote as well as information on your rights as a stockholder as they relate to voting. Some of the instructions will differ depending on how your stock is held. It is important to follow the instructions that apply to your situation.

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered a stockholder of record and the Notice was sent directly to you by us.

If you are a stockholder of record, you may vote in person at the Annual Meeting. Your Notice will be your evidence of ownership and serve as your authorization to vote in person; we will provide a ballot for you when you arrive at the meeting. If you requested printed copies of the proxy materials, check the appropriate box on the proxy card and bring evidence of your share ownership to the meeting. The proxy card and the evidence of your ownership will serve as your authorization to vote in person.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You may vote by internet by following the instructions in the Notice or, if you requested printed copies of the proxy materials, you can vote by internet, by telephone, or by delivering your proxy through the mail.

Beneficial Owners. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

If you are a beneficial owner, in order to vote in person at the Annual Meeting, you must obtain a valid proxy from the organization that holds your shares and bring evidence of your stock ownership from the organization with you to the meeting.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may direct the vote of your shares by following the instructions on the Notice delivered to you by the organization holding your account. Many brokerage firms, banks, broker-dealers, or other similar organizations participate in the Broadridge Financial Solutions, Inc., Online and Telephone Program. This program provides eligible stockholders the opportunity to vote via the internet or by telephone. Voting forms will provide instructions for beneficial owners if the organization holding their account participates in the program or other similar programs.

401(k) Plan Participants. If you participate in our 401(k) Retirement Plan (the “401(k) Plan”) and have contributions allocated to the TETRA stock fund, you are entitled to direct the 401(k) Plan trustee to vote the shares of our common stock credited to your account as of the close of business on the record date. You may deliver your voting instructions to the 401(k) Plan trustee by internet or telephone by following the instructions on your proxy card, or by indicating your voting instructions on your proxy card and returning it by mail. All proxy cards that are properly completed, signed, and returned by mail or submitted via the internet or by telephone prior to May 5, 2012 will be voted. If you return your proxy card with no voting instructions marked, or if you do not return a proxy card or submit voting instructions via the internet or by telephone, your shares will be voted by the trustee as directed by our 401(k) Plan Administrator.

How to Revoke Your Proxy. All valid proxies received prior to the Annual Meeting will be voted in accordance with the instructions so indicated. You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. A proxy may be revoked by a stockholder of record at any time before it is exercised by submitting a written revocation or a later-dated proxy to our Corporate Secretary at the mailing address provided above, by voting again via the internet or telephone, or by attending the Annual Meeting in person and so notifying the Inspector of Elections. If you are a beneficial owner and wish to change your vote, you must contact the organization that holds your shares prior to the Annual Meeting to assist you with this process. If you are a 401(k) Plan participant, you may revoke your voting instructions by submitting a new proxy containing your voting instructions via the internet, by telephone or by delivering a later dated proxy card by mail prior to May 5, 2012.

VOTING RULES

Stockholders Entitled to Vote – the Record Date. We fixed the close of business on March 12, 2012 as the record date for the determination of stockholders entitled to vote at the Annual Meeting and any adjournment(s) thereof. As of the record date, we had issued and outstanding 77,502,297 shares of common stock and no shares of preferred stock.

Quorum Required. A quorum must be present at the Annual Meeting for us to conduct business at the Annual Meeting. To establish a quorum, we need the presence, either in person or by proxy, of holders of a majority of the shares of our common stock issued, outstanding and entitled to vote. We will count abstentions and broker nonvotes to determine whether a quorum is present. Broker nonvotes occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power and the nominee has not received voting instructions from the beneficial owner.

Number of Votes. You are entitled to one vote per share of our common stock that you own as of the record date on each matter that is called to vote at the Annual Meeting.

Voting to Elect Directors. When voting to elect directors, you have three options:

·	vote for all of the nominees;

·	vote for one or more of the nominees, but not all; or

·	withhold authority to vote for all of the nominees.

If a quorum is present at the Annual Meeting, the nine persons receiving the greatest number of votes will be elected to serve as directors. Therefore, any shares that are not voted and votes that are withheld will not influence the outcome of the election of directors. Brokers who have not received voting instructions from the beneficial owner do not have the discretionary authority to vote on the election of directors. Therefore, broker nonvotes will not be considered in the vote totals and will have no effect on the vote. You may not cumulate your votes for any one of the nominees.

Voting on Other Matters. When voting on all other matters, you have three options:

·	vote FOR a given proposal;

·	vote AGAINST a given proposal; or

·	ABSTAIN from voting on a given proposal.

Each matter other than the election of directors requires the affirmative vote of a majority of the shares having voting power on such matter present or represented at the Annual Meeting. For the purpose of determining whether a proposal other than the election of directors has received a majority vote, abstentions will be included in the vote totals with the result that an abstention will have the same effect as a vote against the proposal.

With respect to the advisory vote to approve the compensation of executive officers, because your vote on this proposal is advisory in nature, it will not be binding on or overrule any decisions by our Board of Directors or the Management and Compensation Committee of our Board of Directors. However, the Board of Directors and the Management and Compensation Committee value the opinions of our stockholders and, to the extent that there is any significant vote against the compensation of our executive officers, we will consider our stockholders’ concerns, and our Board of Directors will evaluate whether any actions are necessary to address those concerns.

With respect to the approval of auditors, brokers who have not received voting instructions from the beneficial owner have the discretionary authority to vote on this matter. Therefore, broker nonvotes will be included in the vote totals and have the same effect as a vote against this proposal. Brokers do not have discretionary authority to vote on the advisory vote to approve executive compensation. Consequently, broker nonvotes will not be considered in the vote totals for this proposal and will have no effect on the vote.

The proxy confers discretionary authority to the persons named in the proxy authorizing those persons to vote, in their discretion, on any other matters properly presented at the Annual Meeting. Our Board of Directors is not currently aware of any such other matters.

Voting of Proxies with Unmarked Votes. All proxies that are properly completed, signed, and returned or submitted via the internet or by telephone prior to the Annual Meeting will be voted. If you return or submit your proxy with no votes marked, your shares will be voted as follows:

·	FOR the election of each of the nominees for director;

·	FOR the appointment of Ernst & Young LLP as our independent registered public accounting firm; and

·	FOR the approval of the compensation of executive officers.

It is possible for a proxy to indicate that some of the shares represented are not being voted as to certain proposals. This occurs, for example, when a broker is not permitted to vote on a proposal without instructions from the beneficial owner of the stock. In such a case, the nonvoted shares will be considered in the manner described above.

Who Counts the Votes. Votes will be counted by Computershare Trust Company, N.A.

Information About the Solicitation of Proxies. Our Board of Directors is soliciting the proxy accompanying this statement in connection with the Annual Meeting. In addition to the solicitation of proxies by use of this proxy statement, our directors, officers and employees may solicit the return of proxies by mail, personal interview, telephone, or email. Our officers and employees will not receive additional compensation for their solicitation efforts, but they will be reimbursed for any out-of-pocket expenses incurred. Brokerage houses and other custodians, nominees, and fiduciaries will be requested, in connection with the stock registered in their names, to forward solicitation materials to the beneficial owners of such stock.

We will pay all costs of preparing, printing, assembling, and delivering the Notice of the Annual Meeting, the Notice, this proxy statement, the enclosed form of proxy card and any additional materials, as well as the cost of forwarding solicitation materials to the beneficial owners of stock and all other costs of solicitation.

PROPOSALS

PROPOSAL NO. 1: Election of Directors

On November 11, 2011, our Board of Directors increased the size of the board from nine to ten members, and appointed Thomas R. Bates, Jr. to fill the vacancy created by the increase. Allen T. McInnes, a current member of the Board of Directors, will retire from the board upon expiration of his term at the upcoming Annual Meeting, and therefore has not been nominated for reelection. The vacancy created by Dr. McInnes’ retirement is expected to be filled when an appropriate successor is identified, nominated, and qualified for appointment to the board. The Nominating and Corporate Governance Committee of the Board of Directors has recommended, and the Board of Directors has nominated and urges you to vote “FOR” the election of the nine persons listed below who have been nominated to serve one-year terms as directors. Each proxy solicited hereby will be so voted unless you specify otherwise in the proxy. A plurality vote is required for the election of directors in Proposal 1. Accordingly, if a quorum is present at the Annual Meeting, the nine nominees receiving the greatest numbers of votes will be elected to serve as directors. Proxies cannot be voted for more than nine nominees for election to the Board of Directors.

The terms of office of each of the ten current directors will expire at the time of the Annual Meeting. Each of the nine nominees listed below has been recommended by the Nominating and Corporate Governance Committee and nominated by the Board of Directors to serve a one-year term as a director. Each of the nominees has consented to be named in this proxy statement and to serve as a director, if elected.

It is intended that the proxies solicited hereby will be voted “FOR” the election of such nominees, unless the authority to do so has been withheld. If, at the time of the Annual Meeting, any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy will enable the proxy holder to vote for a substitute nominee of the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee will be required.

Nominees for Director

The nominees for election as directors are as follows:

Name	Age	Position with us	Director Since

Thomas R. Bates, Jr.	62	Director	2011
Stuart M. Brightman	55	Director, President and Chief Executive Officer	2009
Paul D. Coombs	56	Director	1994
Ralph S. Cunningham	71	Director	1999
Tom H. Delimitros	71	Director	1994
Geoffrey M. Hertel	67	Director	1984
Kenneth P. Mitchell	72	Director	1997
William D. Sullivan	55	Director	2007
Kenneth E. White, Jr.	65	Director	2002

Biographical summaries of the nominees for director, including the experiences, qualifications, attributes and skills of each director that have been considered by the Nominating and Corporate Governance Committee and the Board of Directors in determining that these nominees should serve as directors, are set forth below. See “Beneficial Stock Ownership of Certain Stockholders and Management” below for information regarding the number of shares of our common stock owned by each nominee.

Thomas R. Bates, Jr., Ph.D., has served as a member of our Board of Directors since November 2011. Dr. Bates is presently a director and chairman of the board of directors of Hercules Offshore, Inc., a public company subject to the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) that provides shallow-water drilling and marine services to the oil and natural gas exploration and production industry in the U.S. Gulf of Mexico and internationally. Dr. Bates has been an adjunct professor in the Management Department of the Neeley School of Business at Texas Christian University since January 2011. Dr. Bates is presently a senior advisor at Lime Rock Management LP, an energy-focused private equity firm, having served in that capacity since January 2010. From October 2001 until December 2009, Dr. Bates was a managing director at Lime Rock Management LP. From February 2000 through September 2001, Dr. Bates was a business consultant. From June 1998 through January 2000, Dr. Bates was president of the Discovery Group of Baker Hughes Incorporated, an oilfield services company. From June 1997 to May 1998, he was president and chief executive officer of Weatherford Enterra, Inc., an oilfield services company. From March 1992 to May 1997, Dr. Bates was president of Anadrill at Schlumberger Limited, an oilfield services company. Dr. Bates served as vice president of Sedco Forex at Schlumberger from February 1986 to March 1992. Dr. Bates previously served as a director of NATCO Group, Inc. from 2003 through 2009, as a director of T-3 Energy Services, Inc. from 2007 until it was acquired in January 2011, and as a director of Reservoir Exploration Technology ASA from December 2008 until February 2011. Dr. Bates received his B.S., M.S. and Ph.D. degrees in Mechanical Engineering from the University of Michigan.

Dr. Bates has more than thirty-six years of experience in the international oil and gas services industry, both as a director and in management positions with operational responsibilities. Dr. Bates’ experience serving as a director of other public companies provides cross-board experience and perspective, and his management of a private equity firm provides valuable entrepreneurial insight.

Stuart M. Brightman has served as our President and Chief Executive Officer since May 2009, at which time Mr. Brightman was also elected as a director. He served as Executive Vice President and Chief Operating Officer from April 2005 through May 2009. Mr. Brightman also serves as a director of our Compressco Partners GP Inc. subsidiary, the general partner of Compressco Partners, L.P., also one of our consolidated subsidiaries and a publicly traded limited partnership subject to the reporting requirements of the Exchange Act. From April 2004 to April 2005, Mr. Brightman was self-employed. Mr. Brightman served as president of the Dresser Flow Control division of Dresser, Inc. from April 2002 until April 2004. Dresser Flow Control, which manufactures and sells valves, actuators, and other equipment and provides related technology and services for the oil and gas industry, had revenues in excess of $400 million in 2004. From November 1998 to April 2002, Mr. Brightman was president of the Americas Operation of the Dresser Valve Division of Dresser, Inc. He served in other capacities during the earlier portion of his career with Dresser, from 1993 to 1998. From 1982 to 1993, Mr. Brightman served in several financial and operational positions with Cameron Iron Works and its successor, Cooper Oil Tools. Mr. Brightman received his B.S. degree from the University of Pennsylvania and his Master of Business Administration degree from the Wharton School of Business.

Mr. Brightman has almost thirty years of experience in a manufacturing business related to the oil and gas industry. He has experience in corporate finance and in the management of capital intensive operations. Mr. Brightman’s prior service as our Chief Operating Officer and his current position with us as President and Chief Executive Officer also provides our Board of Directors with an in-depth source of knowledge regarding our operations, our executive management team and the effectiveness of our compensation programs.

Paul D. Coombs has served as a member of our Board of Directors since June 1994. Mr. Coombs served on our Reserves Committee during 2011 and 2012, until its dissolution in February 2012. From April 2005 until his retirement in June 2007, Mr. Coombs served as our Executive Vice President of Strategic Initiatives, and from May 2001 to April 2005, as our Executive Vice President and Chief Operating Officer. From January 1994 to May 2001, Mr. Coombs served as our Executive Vice President – Oil & Gas, from 1987 to 1994 he served as Senior Vice President – Oil & Gas, and from 1985 to 1987, as General Manager – Oil & Gas. Mr. Coombs has served in numerous other positions with us since 1982. Mr. Coombs is presently a director and serves on the audit and corporate governance committees of the board of directors of Balchem Corporation, a public company that is subject to the reporting requirements of the Exchange Act, that manufactures microencapsulated products and is a specialty repackager of industrial gases.

Mr. Coombs has almost thirty years of experience with us, which, together with his entrepreneurial approach to management, provides the Board of Directors with insight into our capabilities and personnel. Mr. Coombs has substantial experience with the oil and gas services we provide and with oil and gas exploration and production operations in general.

Ralph S. Cunningham, Ph.D., has served as a member of our Board of Directors since 1999, and as Chairman of our Board of Directors since December 2006. Dr. Cunningham currently serves on our Audit Committee and our Nominating and Corporate Governance Committee. Dr. Cunningham has been employed by Enterprise Products Company or its predecessor since 2005. Dr. Cunningham is presently a director and chairman of the board of directors of Enterprise Products Holdings LLC, the general partner of Enterprise Products Partners L.P., a publicly traded partnership subject to the reporting requirements of the Exchange Act, a director of Agrium, Incorporated, a Canadian publicly traded company involved in the agricultural chemicals business, and a director of Cenovus Energy Inc., a Canadian publicly traded independent integrated oil company that was formerly named EnCana Corporation. From August 2007 until November 2010, he served as a director and as president and chief executive officer of EPE Holdings, LLC, the general partner of Enterprise GP Holdings L.P., a publicly traded partnership subject to the reporting requirements of the Exchange Act. Dr. Cunningham also served as a director of LE GP, LLC, the general partner of Energy Transfer Equity, L.P., from December 2009 until November 2010, as a director of Enterprise Products GP, LLC, from February 2006 to May 2010, and as a director of DEP Holdings, LLC from August 2007 to May 2010. Dr. Cunningham served as a director of Enterprise Products GP from 1998 until March 2005 and served as chairman and a director of TEPPCO GP from March 2005 until November 2005. He retired in 1997 from CITGO Petroleum Corporation, where he had served as president and chief executive officer since 1995. Dr. Cunningham served as vice chairman of Huntsman Corporation from April 1994 to April 1995; and from August 1990 to April 1994, he served as president of Texaco Chemical Company. Prior to joining Texaco Chemical Company, Dr. Cunningham held various executive positions with Clark Oil & Refining and Tenneco Inc. He began his career in Exxon’s refinery operations. Dr. Cunningham received his B.S. degree in Chemical Engineering from Auburn University and his M.S. and Ph.D. degrees in Chemical Engineering from Ohio State University.

Dr. Cunningham has extensive experience in the international oil and gas industry as well as the chemicals industry, both as a director and in management positions with various operational responsibilities. He has significant board experience, having served as a director of public companies for approximately seventeen years, which provides cross-board experience and perspective.

Tom H. Delimitros has served as a member of our Board of Directors since 1994. Mr. Delimitros is Chairman of our Audit Committee and also serves on our Management and Compensation Committee. Mr. Delimitros served on our Reserves Committee during 2011 and 2012, until its dissolution in February 2012. He is a founding general partner of AMT Venture Funds, a private limited partnership formed in 1991 that provides equity and debt capital to emerging growth companies involved in advanced material technologies and the energy sector. Mr. Delimitros is also a director and is chairman of the audit committee of the board of directors of Plains Exploration & Production Company, a publicly held energy company that is subject to the reporting requirements of the Exchange Act. Mr. Delimitros received his B.S. and M.S. degrees in Materials Science and Engineering from the University of Washington in Seattle, where he currently serves as a University of Washington Foundation Board member, and he received his Master of Business Administration degree from Harvard University.

As a venture capitalist, Mr. Delimitros has worked with numerous smaller companies in the energy and chemicals industries and he brings a valuable entrepreneurial approach to management and compensation issues. Mr. Delimitros has extensive experience in corporate finance and accounting, as well as with the operation of chemicals businesses, including chemicals utilized in the oil and gas services industry.

Geoffrey M. Hertel has served as a member of our Board of Directors since 1984. Mr. Hertel served on our Reserves Committee during 2011 and 2012, until its dissolution in February 2012. Mr. Hertel previously served as our President from May 2000 through May 2009, and as our Chief Executive Officer from May 2001 through May 2009. From May 2009 through his retirement in January 2012, Mr. Hertel remained employed by us, assisting in strategic planning. From January 2000 to May 2001 he also served as our Chief Operating Officer. From January 1994 to 2000, Mr. Hertel served as our Executive Vice President – Finance and Administration. He joined us in March 1993 as Senior Vice President – Finance and Administration. From 1981 to 1984 Mr. Hertel was associated with us as a nonvoting director and a special consultant to the board. Mr. Hertel has served as chairman of the board of directors of Compressco Partners GP Inc., one of our subsidiaries, since October 2008. Compressco Partners GP Inc. is the general partner of Compressco Partners, L.P., also one of our consolidated subsidiaries and a publicly traded limited partnership subject to the reporting requirements of the Exchange Act. Mr. Hertel has served as president and a director of Fairway Petroleum, Inc., a private oil and gas company, since 1980, and as a director of Life-Tech, Inc., a private manufacturer of medical devices, since 1991. From 1972 to 1984, Mr. Hertel held various positions with Rotan Mosle, Inc., an investment banking firm, including senior vice president – corporate finance. Mr. Hertel received his B.A. degree in Finance and his Master of Business Administration degree from Michigan State University.

Mr. Hertel’s long-term involvement with us as a director, chief financial officer and chief executive officer contributes an in-depth knowledge of our operations and a sense of strategic continuity to our Board of Directors. Mr. Hertel has considerable experience in corporate finance, strategic planning, and with the oil and gas services industry and the exploration and production of oil and gas.

Kenneth P. Mitchell has served as a member of our Board of Directors since 1997. Mr. Mitchell is Chairman of our Nominating and Corporate Governance Committee and also serves on our Management and Compensation Committee and our Audit Committee. In November 2010, Mr. Mitchell retired from the board of directors of Balchem Corporation, a public company subject to the reporting requirements of the Exchange Act that manufactures microencapsulated products and is a specialty repackager of industrial gases, where he had served as a director since 1993 and as lead director and chairman of the executive committee since October 2005. Mr. Mitchell served as president and chief executive officer of Oakite Products, Inc., a specialty chemicals company, from 1986 until his retirement in 1993. From 1964 to 1986, he held a number of executive positions with Diamond Shamrock Corporation, all of which were related to various commodity and specialty chemicals businesses. Mr. Mitchell received his B.S. degree in Marketing and Finance from Ohio State University, and he completed the Senior Executive Program at M.I.T. in 1979.

Mr. Mitchell has extensive experience in various management roles in the specialty chemicals industry, including manufacturing, sales and marketing. In addition, Mr. Mitchell has considerable experience in executive compensation matters.

William D. Sullivan has served as a member of our Board of Directors since August 2007. Mr. Sullivan currently serves on our Management and Compensation Committee, our Nominating and Corporate Governance Committee. Mr. Sullivan served on our Reserves Committee during 2011 and 2012, until its dissolution in February 2012. Mr. Sullivan currently serves as a director of our Compressco Partners GP Inc. subsidiary, the general partner of Compressco Partners, L.P., also one of our consolidated subsidiaries and a publicly traded limited partnership subject to the reporting requirements of the Exchange Act. Mr. Sullivan is the non-executive chairman of the board of directors and serves on the nominating and corporate governance and compensation committees of SM Energy Company, a publicly traded exploration and production company. Mr. Sullivan is also a director and serves on the audit, nominating and corporate governance and conflicts, and compensation committees of Legacy Reserves GP, LLC, the general partner of Legacy Reserves, LP, a publicly traded limited partnership holding oil and gas producing assets, primarily in the Permian Basin and Rocky Mountain areas. Mr. Sullivan is a director and serves on the conflicts and audit committees of Targa Resources Partners GP, LLC, the general partner of Targa Resources Partners LP, a publicly traded limited partnership focused on mid-stream gas gathering, processing, liquids fractionation, and transportation. From 1981 through August 2003, Mr. Sullivan was employed in various capacities by Anadarko Petroleum Corporation, most recently as executive vice president, exploration and production. Mr. Sullivan has been retired for the past five years. Mr. Sullivan received his B.S. degree in Mechanical Engineering from Texas A&M University.

Mr. Sullivan has significant management experience in mid-stream oil and gas operations and in the exploration and production of oil and gas on an international level. Mr. Sullivan also has substantial experience in executive compensation matters and in serving on the boards of publicly held corporations and publicly traded limited partnerships operating in the oil and gas industry.

Kenneth E. White, Jr. has served as a member of our Board of Directors since 2002. Mr. White is Chairman of our Management and Compensation Committee and also serves on our Audit Committee. Mr. White served as Chairman of our Reserves Committee during 2011 and 2012, until its dissolution in February 2012. He served as president and chief operating officer and a director of Torch Energy Advisors, a private company that owns and operates oil and gas projects on behalf of its investors, until his retirement in January 2001. Prior to his initial employment with Torch in 1989, Mr. White served as executive vice president and general manager of Gruy Engineering, a petroleum consulting firm affiliated with Torch. From 1982 to 1989, Mr. White served in several positions related to Gulf Coast reservoir management and engineering with Tenneco Oil. He received his B.S. degree in Mechanical Engineering from Louisiana State University.

Mr. White has substantial experience in the oil and gas industry, including with regard to the management, operation and analysis of oil and gas reserves. In addition, Mr. White has significant experience in executive compensation matters.

The Board of Directors recommends that you vote “FOR” the election of each of the above named nominees.

PROPOSAL NO. 2: Appointment of Independent Registered Public Accounting Firm

Proposal 2 requests stockholder approval of the Board of Directors’ appointment of the firm of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire and to respond to appropriate questions from those attending that meeting. Ernst & Young LLP have served as our independent auditors since 1981.

Our organizational documents do not require our stockholders to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. We are doing so, as we have done in prior years, because we believe it is a matter of good corporate practice. If our stockholders do not ratify the appointment, the Audit Committee may reconsider its selection of the firm as our independent registered public accounting firm for the year ending December 31, 2012, but the Audit Committee may also elect to retain the firm.

The Board of Directors recommends that you vote “FOR” ratification and approval of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2012 fiscal year, and proxies returned will be so voted unless contrary instructions are indicated thereon.

PROPOSAL NO. 3: Advisory Vote to Approve Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), enables our stockholders to cast an advisory vote on the compensation of our named executive officers. In May 2011, our stockholders overwhelmingly approved the compensation of our named executive officers as described in our 2011 proxy statement, with approximately 98.6% of stockholder votes cast in favor of our 2011 “say-on-pay” resolution (excluding abstentions and broker non-votes). With respect to the advisory vote on the frequency of conducting future advisory votes to approve executive compensation held in May 2011, more than 79% of our stockholders voted in favor of holding future advisory votes to approve executive compensation on an annual basis (excluding abstentions and broker non-votes). After considering this result, our Board of Directors determined that it would hold future advisory votes to approve executive compensation annually until the next stockholder vote on the frequency of holding future advisory votes on executive compensation. Consequently, our stockholders have an opportunity again this year to cast an advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

As discussed in the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement, our compensation philosophy is designed to enable us to recruit and retain the highly qualified and competent executives  that are crucial to our long-term success while ensuring that a significant portion of  the compensation opportunities available to them is tied to performance; thus aligning their interests with the interests of our stockholders. Following our 2011 Annual Meeting, as we considered the specific compensation practices through which we implement our compensation philosophy, we were mindful of the strong support our stockholders expressed for our 2011 compensation policies and practices.

The following are some of the key topics discussed in greater detail in the CD&A and in other sections of this proxy statement, and stockholders are encouraged to read these other sections.

·	Every member of our Management and Compensation Committee is independent, as independence is defined in the listing standards of the NYSE (page 15).

·
Our Management and Compensation Committee has established a thorough process for the review and approval of our compensation programs and practices, and the committee has the authority to retain and direct compensation consultants or other advisors to assist in the discharge of its duties (page 15).

·	Our Board of Directors has adopted stock ownership guidelines that apply to our directors and executive officers (page 21).

·
We employ our executive officers “at will” under employment agreements similar to those executed by all our employees. None of our current executive officers has any guaranteed arrangements for cash compensation or severance upon a change-in-control and none of our executive officers are provided gross-up payments (page 42).

·
Our insider trading policy prohibits transactions involving short sales, the buying and selling puts, calls or other derivative instruments and certain forms of hedging or monetization transactions involving our securities (page 29).

·
One of the primary tenets of our compensation philosophy is to provide a significant portion of total compensation that is tied to performance and increases in stockholder value (page 31). For the fiscal year 2011, 42.0% of the total compensation awarded to our Chief Executive Officer consisted of stock options and shares of restricted stock, and an average 37.4% of the compensation awarded to the four named executive officers other than our Chief Executive Officer consisted of stock options and shares of restricted stock, or Compressco Partners restricted units.

·
We believe that providing both short- and long-term incentive compensation awards also helps to minimize any risk to us or our stockholders that could arise from excessive focus on short-term performance (page 53).

Our Board of Directors believes that our compensation program is effective in implementing our compensation philosophy and furthering our strategic goals and objectives. Pursuant to SEC rules, we are asking our stockholders to approve the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis (beginning on page 26), the compensation tables (beginning on page 47) and the narrative discussion following the compensation tables. This advisory stockholder vote, commonly known as “say-on-pay,” gives you as a stockholder the opportunity to approve or not approve our executive compensation program and policies through the following resolution:

“RESOLVED, that the stockholders of TETRA Technologies, Inc. approve, on an advisory basis, the compensation of its named executive officers as disclosed in the Company’s 2012 Proxy Statement pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis, the compensation tables and related narrative disclosure contained in this Proxy Statement.”

Because your vote on this proposal is advisory in nature, it will not be binding on or overrule any decisions by our Board of Directors or the Management and Compensation Committee of our Board of Directors. However, our Board of Directors values the opinions of our stockholders. To the extent that there is any significant vote against the compensation of our executive officers, we will consider our stockholders’ concerns, and our Board of Directors will evaluate whether any actions are necessary to address those concerns.

The Board of Directors recommends that you vote “FOR” approval of the named executive officer compensation as disclosed pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, including in the Compensation Discussion and Analysis, the compensation tables and related narrative discussion as contained in this Proxy Statement. Proxies returned will be so voted unless contrary instructions are indicated thereon.

INFORMATION ABOUT US

CORPORATE GOVERNANCE

The Board of Directors has adopted Corporate Governance Guidelines that give effect to the NYSE corporate governance listing requirements and various other corporate governance matters. The Board of Directors believes the Corporate Governance Guidelines assist in ensuring that the Board of Directors is independent from management, that the Board of Directors adequately performs its function as the overseer of management, and that the interests of management and the Board of Directors align with the interests of our stockholders.

The Corporate Governance Guidelines, as well as the charters of the Audit Committee, Management and Compensation Committee, Nominating and Corporate Governance Committee, and the Reserves Committee are available in the Corporate Governance section of the Investor Relations area of our website at www.tetratec.com. In addition, the Company has adopted a Code of Business Conduct and Ethics for directors, officers and employees and a Code of Ethics for Senior Financial Officers, copies of which are also available in the Corporate Governance section of the Investor Relations area of our website at www.tetratec.com. If any substantive amendments are made to either code, the nature of such amendment will be disclosed on our website. In addition, if a waiver from either code is granted to an executive officer, director, or principal accounting officer, the nature of such waiver will be disclosed on our website. We have also adopted stock ownership guidelines designed to align the interests of our executive officers and directors with the interests of our stockholders. Our stock ownership guidelines are also available in the Corporate Governance section of the Investor Relations area of our website at www.tetratec.com. We will provide to our stockholders, without charge, printed copies of the foregoing materials upon written request. Requests for copies should be addressed to Corporate Secretary, TETRA Technologies, Inc., 24955 Interstate 45 North, The Woodlands, Texas 77380.

Director Independence

The NYSE listing standards require our Board of Directors to be comprised of at least a majority of independent directors. Our Board of Directors will determine independence in accordance with the listing requirements of the NYSE, taking into consideration such facts and circumstances as the board considers relevant. In order to assist the Board of Directors in making its determination of whether directors are independent, each director has completed and delivered to us a questionnaire. The Board of Directors, with the assistance of the Nominating and Corporate Governance Committee, reviewed such questionnaires and such other information considered relevant with respect to the existence of any relationships between a director and us.

The Board of Directors has affirmatively determined that the following directors are independent: Thomas R. Bates, Jr., Paul D. Coombs, Ralph S. Cunningham, Tom H. Delimitros, Allen T. McInnes, Kenneth P. Mitchell, William D. Sullivan, and Kenneth E. White, Jr. Dr. Cunningham is a director of Enterprise Products Holdings LLC, the general partner of Enterprise Products Partners L.P., and Cenovus Energy Inc. (formerly EnCana Corporation), Mr. Delimitros is a director of Plains Exploration & Production Company, and Mr. Sullivan is a director of SM Energy Company, Targa Resources Products GP, LLC and Legacy Reserves GP, LLC. Each of these entities or their affiliates is a customer of ours, although the revenues we receive from them are not considered to be material. In addition, Mr. Sullivan is a director of Compressco Partners GP Inc., the general partner of Compressco Partners, L.P., each of such entities being one of our subsidiaries. We do have an ongoing business relationship with Compressco Partners. We have considered the foregoing and have concluded that these transactions and relationships did not automatically disqualify Messrs. Cunningham, Delimitros, and Sullivan from being considered independent under the rules of the NYSE. Our Board of Directors has also determined that none of Messrs. Cunningham, Delimitros, or Sullivan has a material interest in these transactions, and that each of them is independent.

In addition, based upon such standards, the Board of Directors has determined that Messrs. Brightman and Hertel are not independent because of, in Mr. Brightman’s case, his ongoing employment with us, and in Mr. Hertel’s case, his recent prior employment with us.

Board Leadership, Structure and Risk Oversight

As set forth in our Corporate Governance Guidelines, our Board of Directors is comprised of a majority of directors who qualify as independent directors in accordance with the listing standards of the NYSE. Since 1992 we have bifurcated the positions of Chairman of the Board and Chief Executive Officer. In 2011, we made it a formal policy of our Board of Directors, as set forth in our Corporate Governance Guidelines, to require the separation of the positions of Chairman of the Board and Chief Executive Officer. Our Board of Directors believes that the separation of these positions strengthens the independence of our board and its ability to carry out its roles and responsibilities on behalf of our stockholders. In addition, as directors continue to have more oversight duties, we believe that the separation of the offices allows us to have a Chairman of the Board focused on the leadership of the board while allowing our Chief Executive Officer to focus his time and energy on managing our operations.

The Board of Directors’ responsibilities include, but are not limited to, appointing our Chief Executive Officer, monitoring our performance relative to our goals, strategies, and the performance of our competitors, reviewing and approving our annual budget, and reviewing and approving investments in and acquisitions and dispositions of assets and businesses. It is our management’s responsibility to manage risk and to bring to the Board of Directors’ attention any aspects of our business or operations that may give rise to a material level of risk.

 Our Chief Executive Officer brings members of management from various business or administrative areas into meetings of the Board of Directors from time to time to make presentations and to provide insight to the board, including insight into areas of potential risk. Such risks include competition risks, industry risks, economic risks, liquidity risks, risks posed by significant litigation matters, risks from operations and risks related to acquisitions and dispositions. The Board of Directors, either directly or through its committees, reviews with our management policies, strategic initiatives and other actions designed to mitigate various types of risk. Our Audit Committee periodically reviews with our management and our independent auditors significant financial risk exposures and the processes we have implemented to monitor, control and report such exposures. Specific examples of risks overseen by our Audit Committee include risks related to the preparation of our financial statements, disclosure controls and procedures, internal controls and procedures required by the Sarbanes-Oxley Act, accounting, financial and auditing risks, and matters reported to the Audit Committee through our internal auditors and through anonymous reporting procedures. Our Nominating and Corporate Governance Committee periodically reviews our Code of Business Conduct and Ethics, periodically reviews and administers our Policy and Procedures with respect to Related Person Transactions, and reviews our compliance with applicable laws and regulations related to corporate governance. Our Management and Compensation Committee reviews and evaluates potential risks related to the design and implementation of our compensation programs.

Board Meetings and Committees

Meetings and Attendance. During 2011, the Board of Directors held eleven meetings, including six regular and five special meetings. During 2011, the standing committees of the Board of Directors consisted of an Audit Committee, a Management and Compensation Committee, a Nominating and Corporate Governance Committee, and a Reserves Committee. In February 2012, we dissolved the Reserves Committee as a result of the sale, during 2011, of substantially all of our oil and gas reserves. During 2011, the Audit Committee held seven meetings, the Management and Compensation Committee held four meetings, the Nominating and Corporate Governance Committee held three meetings, and the Reserves Committee held one meeting.

During 2011, each member of the Board of Directors attended 75% or more of the meetings of the Board of Directors held while serving as a member of the board, and 75% or more of the meetings of all committees of the Board of Directors of which he was a member that were held during the time he was a member. Our Corporate Governance Guidelines provide that our preference is to have our directors attend the annual meeting of stockholders. All members of our Board of Directors who were serving at the time of the annual meeting attended the Annual Meeting of Stockholders in 2011.

Audit Committee. The Board of Directors has an Audit Committee, which is currently composed of Mr. Delimitros, as Chairman, and Messrs. Cunningham, Mitchell and White. The Audit Committee’s primary purpose is to assist the Board of Directors in its oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications, and (iv) the performance of our internal audit function and independent auditors. The Audit Committee has sole authority to appoint and terminate our independent auditors. To promote the independence of its audit, the Audit Committee consults separately and jointly with the independent auditors, the internal auditors, and management. As required by NYSE and SEC rules regarding audit committees, the Board of Directors has reviewed the qualifications of its Audit Committee and has determined that none of the current members of the Audit Committee has a relationship with us that might interfere with the exercise of his independence from us or our management, as independence is defined in the listing standards of the NYSE. Accordingly, our Board of Directors has determined that all current members of our Audit Committee are independent as defined in Section 10A of the Exchange Act and independent as defined in the listing standards of the NYSE. Further, our board has determined that Mr. Delimitros, the Chairman of our Audit Committee, is an audit committee financial expert within the definition established by the SEC.

Management and Compensation Committee. The Board of Directors has a Management and Compensation Committee, which is currently composed of Mr. White, as Chairman, and Messrs. Delimitros, Mitchell, and Sullivan. The functions performed by the Management and Compensation Committee include reviewing and establishing overall management compensation, administering our employee stock option plans, and approving salary and bonus awards to our executive officers. Our Board of Directors has determined that each member of the Management and Compensation Committee is independent, as independence is defined in the listing standards of the NYSE. The Management and Compensation Committee may designate a subcommittee and delegate authority to such subcommittee as it deems appropriate.

Compensation decisions for our Chief Executive Officer are made by the Management and Compensation Committee. The Management and Compensation Committee is also responsible for approving the compensation of our other executive officers and in such process, it reviews and gives significant consideration to the recommendations made by the Chief Executive Officer with respect to the non-equity compensation for such other executive officers. As part of its role in reviewing and approving management compensation, the Management and Compensation Committee administers our employee stock option plans and our cash incentive plan under which cash incentives may be awarded to our executive officers and other key employees based on performance, including the attainment of performance goals. Our Chief Executive Officer, with input from senior management, recommends to the Management and Compensation Committee base salaries, target cash incentive levels, actual cash incentive payouts, and equity awards, as well as company, division, and individual performance measures for our executive officers other than the Chief Executive Officer. The Management and Compensation Committee considers, discusses, and takes action on such proposals as it deems appropriate. The Nominating and Corporate Governance Committee is responsible for reviewing and making decisions with respect to the compensation of our non-employee directors.

The Management and Compensation Committee has the authority to retain, approve fees and other terms for, and terminate any compensation consultant, outside counsel, or other advisors to assist the committee in the discharge of its duties. Our Management and Compensation Committee previously retained the services of Stone Partners, Inc., an independent human resources consulting firm, to provide an analysis of our executive compensation program for our 2010 fiscal year, including appropriate peer comparisons and evolving compensation trends and regulatory initiatives. For the 2011 fiscal year, the Management and Compensation Committee did not commission a new analysis; rather, it continued to utilize the prior year’s analysis adjusted for the age of the data. The Management and Compensation Committee’s consideration of this information, and actions taken by the committee based on its findings, are further discussed in the Compensation Discussion and Analysis. Stone Partners acted as independent advisor to the Management and Compensation Committee and does not provide any other services to us or earn any compensation from us outside of the services provided as an independent advisor to the Management and Compensation Committee.

Management and Compensation Committee Interlocks and Insider Participation. The members of the Management and Compensation Committee during 2011 were Messrs. Delimitros, Mitchell, Sullivan, and White, none of whom is or had previously been an officer or employee of ours, and none of whom had any relationship required to be disclosed under this section.

Nominating and Corporate Governance Committee. The Board of Directors has a Nominating and Corporate Governance Committee, which is currently composed of Mr. Mitchell, as Chairman, and Messrs. Cunningham and Sullivan. The Nominating and Corporate Governance Committee investigates and makes recommendations to the Board of Directors with respect to qualified candidates to be nominated for election to the board, and reviews and makes recommendations to the board with regard to candidates for directors nominated by stockholders in accordance with our bylaws. The Nominating and Corporate Governance Committee will consider candidates for director who are properly nominated by stockholders. Any stockholder wishing to propose a nominee should submit a recommendation in writing to our Corporate Secretary, indicating the nominee’s qualifications and other relevant biographical information, confirmation of the nominee’s consent to serve as a director, and all other information required by our bylaws for the nomination of director candidates. The Nominating and Corporate Governance Committee is responsible for reviewing and making decisions with respect to the compensation of non-employee directors provided that any recommendations relating to equity compensation are subject to final action by the Management and Compensation Committee. This committee also investigates and makes recommendations to the Board of Directors with regard to all matters of corporate governance, including the structure, operation, and evaluation of the board and its committees. Our Board of Directors has determined that each current member of the Nominating and Corporate Governance Committee is independent, as independence is defined in the listing standards of the NYSE.

Director Tenure. The Board of Directors does not believe that non-management directors who retire or change the primary employment position they held when they became a member of the board should necessarily leave the board. However, promptly following such event, the director must notify the Nominating and Corporate Governance Committee, which will review the continued appropriateness of the affected director remaining on the board under such circumstances. The affected director is expected to resign if requested to by the Nominating and Corporate Governance Committee following such review. In addition, in connection with a director’s resignation or the recommendation of a new director nominee, the Nominating and Corporate Governance Committee will consider the issue of continuing director tenure, and take steps as may be appropriate to ensure that the Board of Directors maintains its majority independence.

Reserves Committee. Until 2012, the Board of Directors had a Reserves Committee, which was composed of Mr. White, as Chairman, and Messrs. Coombs, Delimitros, Hertel and Sullivan. During 2011, the Reserves Committee was directly responsible for the appointment, compensation, retention (or termination) and oversight of any independent petroleum engineering consultants we engaged for the purpose of auditing our oil and gas reserves. The Reserves Committee was charged with fostering open communications among the committee, any independent petroleum engineering consultants we engaged, and our management, including the resolution of disagreements between management and the independent consultants. In February 2012, the Reserves Committee advised the Board of Directors that its duties had been substantially diminished as a result of the sale of a significant majority of the oil and gas reserves of our Maritech Resources, Inc. subsidiary during 2011, and recommended  that its remaining duties be performed by the Audit Committee. Upon receiving such recommendation, the Board of Directors elected to dissolve the Reserves Committee.

Executive Sessions of the Board of Directors. As set forth in our Corporate Governance Guidelines, our non-management directors meet in executive session at least four times per year. In addition, our independent non-management directors meet in executive session at least one time per year. These executive sessions are presided over by Dr. Cunningham or, in his absence, another non-management director. The non-management directors presently consist of all current directors except Mr. Brightman.

Communications with Directors. Our security holders and other interested parties may communicate with one or more of our directors (including the non-management directors as a group) by mail in care of our Corporate Secretary, TETRA Technologies, Inc., 24955 Interstate 45 North, The Woodlands, Texas 77380, or by email at corpsecretary@tetratec.com. Such communications should specify the intended recipient or recipients. All such communications, other than commercial solicitations or communications, will be forwarded to the appropriate director or directors.

Stockholder Nominations. The Nominating and Corporate Governance Committee will consider proposals for nominees for director from our stockholders. In order to nominate a director at the annual meeting, our bylaws require that a stockholder follow the procedures set forth in Article III, Section 3 of our bylaws. (This bylaw provision is available on our website at www.tetratec.com.) In order to recommend a nominee for a director position, a stockholder must be a stockholder of record at the time the stockholder gives notice of the recommendation, and the stockholder must be entitled to vote for the election of directors at the meeting at which such nominee will be considered. Stockholder recommendations must be made pursuant to written notice delivered to our Corporate Secretary at our principal executive offices no later than 80 days prior to the date of the annual or special meeting at which directors are to be elected; provided, that the date of the annual or special meeting is not publicly announced more than 90 days prior to the annual or special meeting, such notice by the stockholder will be considered timely if delivered to the Corporate Secretary no later than the close of business on the tenth day following the day on which such announcement of the date of the meeting was communicated to the stockholders.

The stockholder notice must set forth the following:

1.	name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;

2.	a representation that the stockholder is a holder of record of common stock entitled to vote at the meeting and intends to appear in person or by proxy to nominate the person or persons specified;

3.	a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons under which the nomination(s) are to made by the stockholder;

4.
for each person the stockholder proposes to nominate for election as a director, all information relating to such person that would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Schedule 14A promulgated under the Exchange Act; and

5.	for each person nominated, a written consent to serve as a director, if elected.

In addition to complying with the foregoing procedures, any stockholder nominating a director must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder.

Nominating and Corporate Governance Committee Nominations. The Nominating and Corporate Governance Committee selects each nominee for recommendation to the Board of Directors based on the nominee’s skills, achievements, and experience. As set forth in our Corporate Governance Guidelines, the following will be considered, among other things, in selecting candidates for the Board of Directors: independence; knowledge, experience, and skill in areas critical to understanding us and our business; personal characteristics, such as integrity and judgment; diversity; and commitments to the boards of other companies.

When seeking candidates for director, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management, stockholders, or others. While the committee has authority under its charter to retain a search firm for this purpose, no such firm was utilized in 2011. After conducting an initial evaluation of a potential candidate, the committee will interview that candidate if it believes such candidate might be suitable to be a director. The committee may also ask the candidate to meet with management. If the committee believes a candidate would be a valuable addition to the Board of Directors, it will recommend to the full Board of Directors that candidate’s nomination.

Although we have not adopted a formal policy with regard to the consideration of diversity when evaluating candidates for election to the board, our Corporate Governance Guidelines provide that when assessing candidates, we will consider diversity. The Nominating and Corporate Governance Committee does believe that board membership should reflect diversity in the broadest sense, and so when reviewing candidates for nomination to the Board of Directors, the committee considers each nominee’s skills, perspectives, experiences, personal characteristics and diversity, taking into account our needs and the current composition of the board. We strive to maintain a reasonable diversity of background and experience among the members of the board, so that each member may contribute a unique viewpoint to the board’s deliberations. The Board of Directors’ final selection of qualified candidates is based on merit, giving consideration to the candidate’s knowledge, experience, skills in areas deemed critical to understanding our business, personal characteristics such as integrity and judgment, and diversity, including gender, ethnicity and background, and the candidates commitments to boards of other companies.

Certain Transactions

Related Person Transaction Policy. The Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee, has adopted the TETRA Technologies, Inc. Policy and Procedures with respect to Related Person Transactions (“Policy”), for the review and approval of related person transactions. The Policy covers transactions in which (i) we, or any subsidiary of ours, are a participant, (ii) the aggregate amount involved exceeds $100,000, and (iii) any related party (generally, directors and executive officers, and their immediate family members, and 5% stockholders) has a direct or indirect interest. The Policy generally requires that such transactions be approved in advance by the Nominating and Corporate Governance Committee. Under the Policy, the Nominating and Corporate Governance Committee will consider all relevant facts and circumstances available to the committee and will approve such transactions only if they are in, or are not inconsistent with, our best interests and the best interests of our stockholders. In the event a transaction is not identified as a related person transaction in advance, it will be submitted to the Nominating and Corporate Governance Committee, which will evaluate the transaction, including ratification or rescission of the transaction, and possible disciplinary action.

Transactions with Directors. The Board of Directors has determined that there are no material transactions involving a director that require disclosure.

Stockholder Litigation

Between May 28, 2008 and June 27, 2008, two petitions were filed by alleged stockholders in the District Courts of Harris County, Texas, 133rd and 113th Judicial Districts, purportedly on our behalf. The suits name our directors and certain officers as defendants. The factual allegations in these lawsuits mirror those in a federal class action lawsuit which was settled during 2010. The claims are for breach of fiduciary duty, unjust enrichment, abuse of control, gross mismanagement, and waste of corporate assets. The petitions seek disgorgement, costs, expenses, and unspecified equitable relief. On September 22, 2008, the 133rd District Court consolidated these complaints as In re TETRA Technologies, Inc. Derivative Litigation, Cause No. 2008-23432 (133rd Dist. Ct., Harris County, Tex.), and appointed Thomas Prow and Mark Patricola as Co-Lead Plaintiffs. This lawsuit was stayed by agreement of the parties pending the Court’s ruling on our motion to dismiss the federal class action. On September 8, 2009, the plaintiffs in this state court action filed a consolidated petition which makes factual allegations similar to the surviving allegations in the federal lawsuit prior to it being settled. On April 19, 2010, the Court granted our motion to abate the suit, based on plaintiff’s inability to demonstrate derivative standing. On June 8, 2010, we received a letter from plaintiff’s counsel demanding that our board of directors take action against the defendants named in the previously filed derivative lawsuit. On August 22, 2011, the Court issued a Preliminary Approval Order preliminarily approving the settlement of the suit as set forth in the Stipulation of Settlement dated August 12, 2011 (the Stipulation). The Stipulation does not provide for the payment of monetary compensation to stockholders; rather, it provides for certain additions to our corporate governance policies and procedures and for the payment of plaintiff’s attorneys’ fees and litigation expenses, which have been paid by our insurers. On October 17, 2011, the Court granted final approval of the settlement.

Equity Compensation Plan Information

The following table provides information as of December 31, 2011, regarding compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance.

			Number of Securities
	Number of Securities		Remaining Available for Future
	to be Issued upon	Weighted Average	Issuance under Equity Comp.
	Exercise of	Exercise Price of	Plans (Excluding Securities
Plan Category	Outstanding Options	Outstanding Options	Shown in the First Column)

Equity compensation plans
approved by stockholders(1)
1990 Employee Incentive	156,727	$6.0292	0
2006 Equity Incentive	390,940	$27.4320	0
2007 Long Term Incentive	2,790,223	$11.2309	1,400,718
2011 Long Term Incentive	459,361	$12.8906	1,357,097
Total:	3,797,251	$12.8849	2,757,815

Equity compensation plans not
approved by stockholders(2)
1996 Nonexecutive Plan	281,180	$15.2047	0
Brightman Plan	240,000	$9.0767	0
Total:	521,180	$12.3828	0

All Plans(3)
Total:	4,318,431	$12.8244	2,757,815

(1)
Consists of the 1990 Stock Option Plan, as amended, the Amended and Restated 2006 Equity Incentive Compensation Plan, the 2007 Long Term Incentive Compensation Plan and the 2011 Long Term Incentive Compensation Plan.

(2)
Consists of the 1996 Stock Option Plan for Nonexecutive Employees and Consultants (the “1996 Nonexecutive Plan”) and the award granted to Mr. Brightman in connection with his initial employment. A description of each of these plans follows.

(3)
The table above does not include information regarding: 462,726 shares of restricted stock subject to awards outstanding under the Amended and Restated 2006 Equity Incentive Compensation Plan, the 2007 Long Term Incentive Compensation Plan and the 2011 Long Term Incentive Compensation Plan as of December 31, 2011; 9,060 shares of restricted stock outstanding under the award granted to Philip N. Longorio on February 22, 2008, as an inducement to his initial employment; and 40,585 shares of restricted stock outstanding under the award granted to Peter J. Pintar on November 15, 2011, as an inducement to his initial employment.

Non-Stockholder Approved Plans

1996 Stock Option Plan for Nonexecutive Employees and Consultants

The TETRA Technologies, Inc. 1996 Stock Option Plan for Nonexecutive Employees and Consultants (the “1996 Nonexecutive Plan”) was adopted effective July 25, 1996. As of December 31, 2011, options covering 281,180 shares were outstanding under the 1996 Nonexecutive Plan, and options under the 1996 Nonexecutive Plan covering 199,935 shares were exercised during the year ended December 31, 2011. No grants of awards were permitted to be made under the 1996 Nonexecutive Plan after May 2, 2006.

Brightman Plan

As an inducement to his employment, Mr. Brightman was awarded, effective April 20, 2005, an option to purchase 80,000 shares at an exercise price of $27.23 per share (as adjusted to reflect the effect of our 3-for-2 stock split effected on August 26, 2005, and our 2-for-1 stock split effected on May 22, 2006, this presently equates to 240,000 shares at an exercise price of $9.0767 per share), which grant is evidenced by a Nonqualified Stock Option Agreement dated April 20, 2005. The option was 50% vested on the date of grant, and additional 25% portions of the award vested on the first and second anniversaries of the grant date. As of December 31, 2011, options covering 240,000 shares were outstanding under the award. The maximum term of the award is ten years.

Insider Stock Sales and Stock Ownership Guidelines

We acknowledge that sales of common stock by our executive officers will occur periodically. In particular, we believe that our executive officers who have a significant portion of their net worth in common stock may desire to diversify their investment portfolios over time and may be required to sell common stock to finance stock option exercises and to pay related taxes. We have established a policy for trading in common stock. This policy is designed to help ensure compliance with federal securities laws and allow the anticipated periodic sales to occur in an orderly fashion. The trading policy also prohibits our directors, officers, and employees from engaging in short sales of our common stock, from buying or selling puts, calls or other derivative instruments involving our common stock, and from engaging in certain forms of hedging or monetization transactions involving our common stock.

Our Board of Directors has adopted stock ownership guidelines for our directors and executive officers. The stock ownership guidelines are intended to align the interests of our directors and executive officers with the interests of our stockholders. The policy establishes the following minimum ownership guidelines.

·
Our executive officers must hold shares of our common stock equal to a multiple, based upon position, of their base salary. The multiples are as follows: Chief Executive Officer, three-times base salary; Chief Financial Officer, two-times base salary; and, Senior Vice Presidents and Vice Presidents, one-time base salary. Executive officers as of February 21, 2008 have until February 21, 2013, to be in compliance with the guidelines, and executive officers appointed after February 21, 2008 will have five years following attainment of executive officer status to be in compliance.

·
Our non-employee directors, other than the Chairman of the Board of Directors, are required to hold shares of our common stock equal to five-times their annual cash retainer. Our chairman is required to hold shares of our common stock equal to one and one-half-times his annual cash retainer. Non-employee directors as of February 21, 2008 have until February 21, 2012, to be in compliance with the guidelines, and non-employee directors who are elected after February 21, 2008 will have four years from the date of their election or appointment to be in compliance.

AUDIT COMMITTEE REPORT

The Audit Committee assists the board in overseeing matters relating to our accounting and financial reporting practices, the adequacy of our internal controls, and the quality and integrity of our financial statements. The charter of the Audit Committee is available in the Corporate Governance section of the Investor Relations area of our website at www.tetratec.com.

Management is responsible for the preparation, presentation and integrity of our financial statements and for the appropriateness of our accounting and financial reporting principles and policies. Management is also responsible for establishing and maintaining our internal controls and procedures, establishing financial reporting processes and controls, and evaluating the effectiveness of such controls and procedures. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and issuing a report thereon as well as expressing an opinion on the effectiveness of our internal controls over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee consists of four directors who are independent, as independence is defined in the listing standards for the NYSE and the rules of the SEC. The Audit Committee met seven times during the year ended December 31, 2011. The Audit Committee reviewed and discussed with management our financial results prior to the release of earnings. In addition, the Audit Committee reviewed and discussed with management and Ernst & Young LLP the interim financial information included in our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2011, June 30, 2011, and September 30, 2011 prior to their being filed with the SEC.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence.

The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the PCAOB in Rule 3200T.

The Audit Committee reviewed our audited financial statements as of and for the year ended December 31, 2011, and discussed them with management and Ernst & Young LLP. Based on the review and discussions described above, the Audit Committee recommended to the board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors,
Tom H. Delimitros, Chairman
Ralph S. Cunningham
Kenneth P. Mitchell
Kenneth E. White, Jr.

This report of the Audit Committee shall not be deemed “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act. Further, this report will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference.

FEES PAID TO PRINCIPAL ACCOUNTING FIRM

The following table sets forth the aggregate fees for professional services rendered to us by our principal accounting firm, Ernst & Young LLP, for the fiscal years ended December 31, 2011, and 2010, respectively:

	2011	2010

Audit fees	$2,040,683	$1,823,500
Audit related fees(1)	231,258	37,000
Tax fees(2)	18,118	36,384
Total fees(3)	$2,290,059	$1,896,884

(1)	Consists of fees for an employee benefit plan audit and acquisition due diligence.
(2)	Consists primarily of fees for international tax compliance review in 2011 and 2010.
(3)
Ernst & Young LLP also served as the auditor of Compressco Partners. The above table does not include the following fees related to the Compressco Partners audit: $618,800 in audit fees and $215,486 in tax fees during 2011; and $1,463,100 in audit fees and $122,665 in tax fees during 2010.

The Audit Committee preapproved 100% of these fees. Before approving these fees, the Audit Committee considered whether the provision of services by Ernst & Young LLP that are not related to the audit of our financial statements was compatible with maintaining the independence of Ernst & Young LLP, and the Audit Committee concluded that it was.

AUDIT COMMITTEE PREAPPROVAL POLICIES AND PROCEDURES

The Audit Committee’s policy provides that our independent registered public accounting firm (the “Audit Firm”) may provide only those services preapproved by the Audit Committee. The Audit Committee annually reviews and preapproves the audit, review, attest, and permitted non-audit services to be provided during the next audit cycle by the Audit Firm. To the extent practical, at the same meeting, the Audit Committee also reviews and approves a budget for each of such services. The term of any such preapproval is for the period of the annual audit cycle, unless the Audit Committee specifically provides for a different period.

Services proposed to be provided by the Audit Firm that have not been preapproved during the annual review and the fees for such proposed services must be preapproved by the Audit Committee. Additionally, fees for previously approved services that are expected to exceed the previously approved budget must be preapproved by the Audit Committee. The Audit Committee has delegated the authority to grant specific preapprovals under its policy with respect to these services and fees to its chairman, who reports such preapproval to the full Audit Committee no later than its next scheduled meeting. The Audit Committee may not delegate to management its responsibilities to preapprove services performed by the Audit Firm.

All requests or applications for the Audit Firm to provide services to us must be submitted to the Audit Committee or its chairman by the Audit Firm and the Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with applicable laws, rules, and regulations relating to auditor independence. It is our policy that if any of our employees or any representative of the Audit Firm becomes aware that any services are being, or have been, provided by the Audit Firm to us without the requisite preapproval, such individual must immediately notify the Controller or the Chief Financial Officer, who must promptly notify the Chairman of the Audit Committee and appropriate members of senior management so that prompt action may be taken to the extent deemed necessary or advisable.

EXECUTIVE OFFICERS

Our current executive officers and their ages and positions are as follows:

Name	Age	Position
Stuart M. Brightman	55	President and Chief Executive Officer
Joseph M. Abell III	57	Senior Vice President and Chief Financial Officer
Edwin H. Goldman	63	Senior Vice President
Philip N. Longorio	58	Senior Vice President
Peter J. Pintar	53	Senior Vice President, Corporate Strategy and Development
Bass C. Wallace, Jr.	53	Senior Vice President, General Counsel and Corporate Secretary
Ronald J. Foster	55	President - Compressco, Inc. and Compressco Partners GP Inc.
Ben C. Chambers	56	Vice President - Accounting and Controller
Bruce A. Cobb	62	Vice President - Finance and Treasurer
Linden H. Price	65	Vice President - Administration

(Information regarding the business experience of Mr. Brightman is set forth above under “Nominees for Director.”)

Joseph M. Abell III has served as our Senior Vice President and Chief Financial Officer since May 2001. From January 1998 to May 2001, he served as vice president of Sithe Energies, Inc. and then as senior vice president of one of its parent companies, Marubeni Power International, Inc., where he was involved in the acquisition, development, and financing of power generation projects in Latin America. From December 1994 through December 1997, Mr. Abell was employed as a project director by British Gas International, Inc. and prior to that time he held various acquisition, strategic planning, and project development positions in the power generation and gas pipeline businesses with American National Power, Transco Energy Company, and Tenneco Inc. Mr. Abell received his B.S. degree in Mechanical Engineering from Cornell University and his Master of Business Administration degree from the University of Chicago.

Edwin H. Goldman has served as our Senior Vice President since August 2008. From February 2002 through August 2008, he was employed in various executive management positions with Kellogg Brown & Root Inc., ultimately serving as vice president – upstream oil and gas facilities, by which he had direct responsibility for the onshore and offshore production facilities and pipeline business of the oil and gas market segment. From February 1999 through February 2002, Mr. Goldman was employed as manager of business strategy and development and manager of business acquisition, Africa, Middle East and Asia by Heerema Marine Contractors, a marine contracting company based in Leiden, Netherlands. From January 1997 to February 1999, Mr. Goldman served as director and commercial manager Asia-Pacific for Heerema Far East Pte. Ltd., in Singapore. Mr. Goldman served as manager of business strategy and development with Heere Mac Vof, based in Leiden, Netherlands, from 1990 through 1997. From 1980 through 1990, Mr. Goldman held various positions of international responsibility with Heerema Offshore Construction Group, Heerema Engineering US, and Heerema Engineering Service, and from 1977 through 1980, served as legal advisor with Smit International Marine Services and Global Marine Drilling Inc. Mr. Goldman received his Masters Degree at Law from Erasmus University in Rotterdam, Netherlands.

Philip N. Longorio has served as our Senior Vice President since February 2008. Mr. Longorio is a thirty-five-year veteran of the oil and gas service industry, and has held various executive management positions with both major and smaller oil service companies. From July 2004 through May 2007, Mr. Longorio served as president and chief executive officer of WellDynamics B.V., a joint venture between Halliburton Energy Services and Shell Technology Ventures that provides intelligent well technology. From December 1999 through February 2004, Mr. Longorio served as vice president of Sperry-Sun Drilling Services, a subsidiary of Halliburton Energy Services, and from 1988 through 1999, he served at Halliburton in executive management roles leading the well testing, wireline logging and perforating businesses. Mr. Longorio began his oilfield career in 1977 at Gearhart Industries. Mr. Longorio is a United States Air Force veteran, and an active member of the SPE and SPWLA.

Peter J. Pintar has served as our Senior Vice President, Corporate Strategy and Development since November 2011. From September 2010 through November 2011, Mr. Pintar was self employed. Mr. Pintar previously served as vice president corporate strategy and development with Smith International, Inc. from August 2005 through September 2010. Prior to its merger with Schlumberger in August 2010, Smith International, Inc. was a public company subject to the reporting requirements of the Exchange Act that was a leading global supplier of products and services to the oil and gas industry. Mr. Pintar held various positions with DTE Energy Company, including director, corporate development, managing director, venture capital investments, and director, investor relations from October 1997 through August 2005. From November 1990 through September 1997, Mr. Pintar was a management consultant with McKinsey & Company, where he assisted U.S. and international corporations in strategic planning and business development. Mr. Pintar received his B.A. degree in Economics from the University of Wisconsin, his M.A. degree in International Relations from The Johns Hopkins University and his M.B.A. degree in Finance from The Wharton School.

Bass C. Wallace, Jr. has served as our General Counsel since 1994, as our Corporate Secretary since 1996, and as Senior Vice President since May 2011. From 1984 to 1994 he was engaged in the private practice of law. Mr. Wallace received his B.A. degree in Economics from the University of Virginia and his J.D. degree from the University of Texas School of Law.

Ronald J. Foster has served as President and a director of our subsidiary, Compressco Partners GP Inc., the general partner of Compressco Partners, since October 2008. He has also served as President and a director of our Compressco, Inc. subsidiary since October 2008. From August 2002 to September 2008 Mr. Foster served as Senior Vice President of Sales and Marketing with Compressco, Inc. Mr. Foster has over 30 years of energy-related work experience that also includes positions with Wood Group, Halliburton and Dresser. He is an active member of several regional industry trade organizations, including the American Petroleum Institute (API), the Society of Petroleum Engineers (SPE) and the Oklahoma Independent Petroleum Association (OIPA). Mr. Foster received his B.S. degree in Economics from Oklahoma State University.

Ben C. Chambers has served as our Vice President – Accounting and Controller since May 2001. He served as Chief Accounting Officer from May 2000 to May 2001. He was first employed by us in 1993, and served as Controller of our Oil & Gas Services Division from January 1995 to May 2000. From 1979 to 1992, Mr. Chambers held various management positions with Baker Hughes, Inc., ultimately serving as controller for its Tubular Services Division. Mr. Chambers received his B.S. degree in Accounting from the University of Oklahoma, and he is a certified public accountant.

Bruce A. Cobb has served as our Vice President – Finance and Treasurer since May 2001. He served as our Controller and Treasurer from May 2000 to May 2001, and as our Chief Accounting Officer from June 1999 to May 2000. Mr. Cobb served as our Controller from 1991 to May 1999. From 1987 to 1991, he was the chief financial officer of Speeflo Manufacturing Company. From 1979 to 1987, Mr. Cobb served as division controller for Hughes Production Tools, a division of Hughes Tool Company. From 1973 to 1979, he practiced accounting with Ernst & Young. Mr. Cobb received his B.B.A. degree in Accounting from the University of Texas, and he is a certified public accountant.

Linden H. Price has served as our Vice President – Administration since May 2001. He has served as Director of our Human Resources department since September 1993. From 1989 to 1993, Mr. Price was director of human resources for TRW Environmental Services, a business unit of TRW Inc. From 1982 to 1989, he was director of human resources and administration for Grant Norpac, a geophysical services company. Mr. Price received his B.A. degree in Social Sciences from the College of Santa Fe and his M.S. degree in Human Development from the University of Maryland.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) is designed to provide our stockholders with an understanding of our compensation philosophy and objectives and insight into the process by which our specific compensation practices are established and specific compensation decisions are made. Although the Management and Compensation Committee of our Board of Directors (the “Committee”) is responsible for the oversight of all of our compensation programs, many of which apply to a broad-base of our employees, much of the discussion within the CD&A focuses on the compensation of our Chief Executive Officer and the officers named in the Summary Compensation Table (collectively, the “Named Executive Officers” or “NEOs”) and other employees designated as our senior officers (together with our NEOs, “Senior Management”).

Executive Summary

We are a geographically diversified oil and gas services company focused on completion fluids and other products, production testing, wellhead compression, and selected offshore services including well plugging and abandonment, decommissioning, and diving.

Our compensation policies and practices for fiscal year 2011 were influenced by our financial results and the culmination of two of our key long-term strategies. Late in 2010, we began to explore strategic alternatives to ownership of our Maritech Resources, Inc. subsidiary in order to conserve and reallocate capital to, and allow us to focus on, our core businesses. This strategy resulted in the sale during 2011 of approximately 95% of Maritech’s proved reserves and the assumption by the purchasers of approximately 45% of Maritech’s decommissioning liabilities. Also during 2011, we implemented our previously disclosed plan to transform our Compressco subsidiary into a limited partnership and sell a portion of its limited partner interests. On June 20, 2011, Compressco Partners, L.P. successfully completed its initial public offering of 2.67 million common units. These two events, coupled with our strategic acquisition of the TETRA Hedron heavy lift derrick barge in July 2011 and our divestiture of a non-core business unit within our Offshore Service segment, impacted our financial results for fiscal year 2011 and compensation based on such results.

The following are some of the key factors to consider in evaluating our executive compensation program including the allocation of our executive officers’ compensation to long-term performance, certain actions and decisions made with respect to our executive compensation program and compensation practices we have implemented and maintained.

·
Compensation Linked to Long-Term Performance. We seek to structure a balance between achieving positive short-term annual results and ensuring long-term viability and success by providing both annual and long-term incentive opportunities.

·
Historically, equity-based incentives have been the sole long-term component of our incentive compensation program. Based in part on recommendations from Stone Partners, beginning in 2010 and again in 2011 the Committee awarded performance-based long-term cash incentives together with equity-based incentives to members of our Senior Management to provide additional long-term incentive compensation.

·
We continue to believe that tying a significant portion of our Senior Management’s compensation directly to our stockholders’ returns is an important aspect of our total compensation plan and for the fiscal year 2011, 42.0% of the total compensation awarded to our Chief Executive Officer, Mr. Brightman, consisted of stock options and shares of restricted stock, and an average 37.4% of the compensation awarded to our other NEOs consisted of stock options and shares of restricted stock or Compressco Partners restricted units. The combination of long-term equity incentives and long-term cash incentives weights total prospective compensation awarded to our NEOs in 2011 significantly toward long-term performance.

The following pie charts show the allocation of the base salary, annual performance incentive and long-term performance incentive elements of our Chief Executive Officer’s and other NEOs’ compensation for fiscal year 2011:

* All Other Compensation includes the company paid portion of life, health and disability insurance benefits, and matching contributions under our 401(k) Retirement Plan.
** Performance-based cash incentives are shown at target value.

·
 2011 Compensation. For fiscal year 2011, cash compensation paid to our Chief Executive Officer, Mr. Brightman, was $785,000, consisting of $535,000 in base salary and $250,000 as his award under the Cash Incentive Compensation Plan for 2011 performance. Mr. Brightman was awarded long-term equity incentive awards during 2011 consisting of stock options and restricted stock with an aggregate grant date fair value of $845,583. In addition, Mr. Brightman received $16,856 in other compensation during 2011. Messrs. Brightman, Abell, Goldman and Longorio were also granted long-term cash incentive awards during 2011 that are not reflected in the Summary Compensation Table or in the following pie charts because amounts payable under those awards are determined at the end of a three-year performance period.

The following pie charts show the allocation of the elements of Mr. Brightman’s actual compensation and the allocation of the elements of our other NEOs’ average actual compensation for fiscal year 2011, as set forth in the Summary Compensation Table:

* All Other Compensation includes the company paid portion of life, health and disability insurance benefits, and matching contributions under our 401(k) Retirement Plan.
** Annual Incentive Award for Other NEOs includes amounts earned for 2011 performance under the Cash Incentive Compensation Plan and a discretionary non-plan cash bonus awarded for 2011 performance.

·
Independent Compensation Consultant. The Committee first retained the services of Stone Partners, Inc., an independent human resources consulting firm, in September 2009. Since that time, the Committee has utilized Stone Partners at various times to provide advice and guidance with respect to specific compensation policies and our implementation of certain compensation programs, and the potential impact of evolving compensation trends and regulatory initiatives on our compensation programs. In addition, since September 2009 the Committee has engaged Stone Partners on specific projects including, in October 2010, an assessment of any discernable risks in our compensation programs, and in September 2011, an analysis of our 2011 compensation to assist the Committee in its consideration of our 2012 program.

·
Salary Adjustments. In February 2009, our Board of Directors approved salary and wage reductions of 5% to 20% for certain NEOs and members of Senior Management. In January 2010, the salaries of our affected NEOs and Senior Management were reinstated to their pre-reduction rates. With the exception of Mr. Brightman, who received a salary increase in connection with his promotion to the CEO position in May 2009, and Mr. Foster, who received a salary increase related to expanded job responsibilities in January 2010, no NEO received a salary increase in 2009 or 2010. In its December 2010 compensation review, our Committee gave significant weight to this factor and to the slight shortfall in our NEO base salary levels compared to the median base salary levels reflected in peer group and survey data compiled for their review, and approved average increases in base salary of 5.7% for Messrs. Brightman, Abell, Goldman and Longorio, to take effect in 2011.

·
Performance-Based Cash Incentive Plan. Under our Cash Incentive Compensation Plan, annual award opportunities are tied to measurable financial and operational performance objectives that are established by the Committee at the beginning of each performance year. Although we had initiated our strategic efforts related to Maritech and Compressco Partners prior to the start of 2011, the time-frame for completion of those activities and the extent of any impact to our financial results were unknown at the time the Committee established the 2011 financial performance objective for the consolidated diluted net income per common share performance measure. Consequently, in its evaluation of our attainment of that performance objective for the 2011 annual period, the Committee elected to exercise its authority under the Cash Incentive Compensation Plan to make adjustments for the Maritech property sales, the sale of a non-core business unit within our Offshore Services segment, and the acquisition of the TETRA Hedron, and such adjustments resulted in payments to NEOs and Senior Management. For a more detailed description of those adjustments, please read the section titled “Annual Performance-Based Cash Incentives,” below.

·
Continuing Improvements in Compensation Practices. In addition to the actions described above, we have implemented and continue to maintain existing compensation practices that we believe contribute to good governance.

·
We employ our NEOs and Senior Management “at will” under employment agreements similar to those executed by all our employees. None of our NEOs or Senior Management has any guaranteed arrangements for cash compensation or severance upon a change-in-control and none of our NEOs or Senior Management are provided any gross-up payments.

·
We have established stock ownership guidelines for our directors and executive officers.  Executive officers as of February 21, 2008 have until February 21, 2013 to comply and directors as of February 21, 2008 have until February 21, 2012 to comply. Although full compliance is not yet required for them, as of the date of this proxy statement, both Mr. Brightman and Mr. Abell are in compliance with our stock ownership guidelines.

·	Our compensation consultant is retained directly by the Committee and does not provide any services to management.

·	Every member of the Committee is independent, as such term is defined in the listing standards of the NYSE.

·
Our insider trading policy prohibits transactions involving short sales, the buying or selling of puts, calls or other derivative instruments, and transactions involving certain forms of hedging or monetization.

In summary, our compensation philosophies and programs are subject to a thorough process that includes Committee review and approval, the advice of an independent, third-party consultant engaged by the Committee from time to time, and existing guidelines concerning the timing and pricing of our equity awards.

Consideration of Prior Year’s Advisory Vote

In May 2011, our stockholders overwhelmingly approved the compensation of our named executive officers as described in our 2011 proxy statement, with approximately 98.6% of stockholder votes cast in favor of our 2011 “say-on-pay” resolution (excluding abstentions and broker non-votes). Following our 2011 Annual Meeting, as we considered the specific compensation practices through which we implement our compensation philosophy, we were mindful of the strong support our stockholders expressed for our 2011 executive compensation policies and practices. We made no significant changes to our compensation practices as a result of the 2011 say-on-pay vote. On the advisory vote on the frequency of future advisory votes on executive compensation also held in May 2011, more than 79% of our stockholders voted in favor of holding future advisory votes on executive compensation on an annual basis (excluding abstentions and broker non-votes). After considering this result, our Board of Directors determined that it would hold such votes on an annual basis until the next stockholder vote on the frequency of holding future advisory votes on executive compensation.

Oversight of Executive Compensation Program

The Committee is responsible for discharging the responsibilities of our Board of Directors relating to the compensation of our executive officers and advising our board on our compensation philosophy, programs, and objectives. The Committee oversees our compensation programs, which include components that are designed specifically for our NEOs, other members of our Senior Management and a broad-base of our employees. Additionally, the Committee is charged with the review and approval of all compensation decisions relating to the CEO, and with the review and oversight of all compensation decisions relating to Senior Management.

Consistent with the listing requirements of the NYSE, the Committee is composed entirely of independent, non-management members of our Board of Directors. With the exception of awards received under our 2007 Long Term Incentive Compensation Plan, no Committee member participates in any of our employee compensation programs. Each year, we review any and all relationships that each director has with us, and the Board of Directors subsequently reviews our findings. The Board of Directors has determined that none of the Committee members has a material business relationship with us.

The responsibilities of the Committee include the following:

·
establishing a compensation philosophy designed to support our overall business strategy and objectives and establishing a compensation strategy designed to attract and retain executive talent, motivate executive officers to improve their performance and the financial performance of the company, and otherwise implement the compensation philosophy;

·
annually reviewing and establishing annual and long-term performance goals and objectives for our Senior Management that are intended to support our compensation philosophy and the Committee’s compensation strategy;

·	annually evaluating the performance of our CEO and other NEOs in light of approved performance goals and objectives;

·
annually reviewing and approving the compensation of the CEO and other NEOs based on their performance evaluations, including annual salary, performance-based cash incentive awards, other cash incentive opportunities including long-term incentive opportunities, and any other matter relating to the compensation of the CEO and other NEOs which the Committee considers appropriate;

·
reviewing at least annually all equity-based compensation plans and arrangements, including the amount of equity remaining available for issuance under those plans, and making recommendations to our Board of Directors regarding the need to amend existing plans or to adopt new plans for the purposes of implementing the Committee’s goals regarding long-term and equity-based compensation;

·
reviewing at least annually all components of compensation paid to or available to the CEO and other NEOs which may include salary, cash incentives (both performance-based and otherwise), long-term incentive compensation, perquisites, and other personal benefits to determine the appropriateness of each component in light of our compensation philosophy;

·	reviewing and approving all employment, severance, change of control or other compensation agreements or arrangements to be entered into or otherwise established with our CEO and other NEOs;

·	producing an annual Committee report for inclusion in our proxy statement or Annual Report on Form 10-K in accordance with the rules and regulations of the SEC; and

·	reviewing with the CEO matters relating to management succession, including compensation related issues.

Overview of Compensation Philosophy and Objectives

In order to recruit and retain highly qualified and competent individuals as Senior Management, we strive to maintain a compensation program that is competitive in the labor markets in which we operate. Our guiding philosophy is to maintain an executive compensation program that will attract, retain, motivate and reward highly qualified and talented individuals to enable us to perform better than our competitors. The following are our key objectives in setting the compensation programs for our Senior Management:

·	design competitive total compensation programs to enhance our ability to attract and retain knowledgeable and experienced Senior Management;

·	motivate our Senior Management to deliver outstanding financial performance and meet or exceed general and specific business, operational, and individual objectives;

·	establish salary and annual cash incentive compensation levels that reflect competitive market practices in relevant markets and are generally within the median range for the relevant peer group;

·	provide equity incentive compensation and long-term cash incentive compensation opportunities that are consistent with our overall compensation philosophy;

·	provide a significant percentage of total compensation that is “at risk,” or “variable,” based on predetermined performance measures and objectives; and

·	ensure that a significant portion of the total compensation package is determined by increases in stockholder value, thus assuring an alignment of Senior Management and our stockholders’ interests.

Implementation and Management of Compensation Programs

Role of Committee. The Committee determines our overall compensation philosophy and sets the compensation of our CEO and other members of Senior Management. In making compensation decisions, the Committee considers our financial results and relative stockholder returns over the relevant period; strategic accomplishments; compensation paid by companies in our peer group; compensation data from available surveys of the oilfield services and the oil and gas industries for executive officers with similar positions and with roles and responsibilities similar to our Senior Management; market data, analysis and recommendations provided by any compensation consultant engaged by the Committee; overall compensation paid to our CEO and members of Senior Management in previous years, including the value of equity-based compensation; and recommendations from our CEO with respect to specific compensation matters, including changes in compensation for our Senior Management. The Committee has the authority to retain compensation consultants, outside counsel, or other advisors to assist the committee in the discharge of its duties. In any given year, the Committee bases its decision on whether to retain a compensation consultant on factors including prevailing market conditions, regulatory changes governing executive compensation, and the quality and applicability of any other relevant data that may be available. If a compensation consultant is engaged, the Chairman of the Committee maintains a direct line of communication with the consultant and arranges meetings with the consultant that may include other members of the committee and/or the CEO and certain members of Senior Management. Through this communication with the Chairman of the Committee, the consultant reports to, and acts at the direction of, the Committee. Although our CEO and certain members of Senior Management may receive the consultant’s report and data, the Committee retains and exercises control and authority over the compensation consultant.

In September 2009, after interviewing a number of consulting firms, the Committee retained the services of Stone Partners, Inc., an independent human resources consulting firm, to provide an analysis of our 2009 executive compensation program and make recommendations for 2010 compensation. The Committee utilized Stone Partners at various times throughout 2010 to provide advice and guidance with respect to our implementation of certain of its recommendations. In September 2010, the Committee confirmed with Stone Partners that the survey data in its 2009 compensation analysis was still relevant, given the slow pace of the general economic recovery, and the committee did not commission Stone Partners to provide an analysis of our 2010 compensation. Instead, in its December 2010 consideration changes to our compensation program for 2011, the Committee determined that our selected peer group remained appropriate in scope and scale and reviewed peer group data obtained from 2010 proxy filings and other public disclosures, the 2010 Oilfield Manufacturing and Services Industry Survey, and the Stone Partners 2009 analysis averages increased by 3% to compensate for the age of the data. The fifteen company peer group initially adopted for Stone Partners’ 2009 compensation analysis and review of our 2010 compensation, and utilized again in the review of our 2011 compensation, included:

CARBO Ceramics	Lufkin Industries, Inc.	Superior Energy Services, Inc.
Core Laboratories N.V.	RPC, Inc.	Oil States International, Inc.
Cal Dive International, Inc.	Newpark Resources, Inc.	Exterran Holdings, Inc.
Basic Energy Services, Inc.	Global Industries, Ltd.	Oceaneering International, Inc.
Key Energy Services, Inc.	Complete Production Services, Inc.	Helix Energy Solutions Group, Inc.

In September 2011, the Committee retained the services of Stone Partners to provide an analysis of our 2011 compensation and assist the committee in its consideration of our 2012 compensation program. The Committee’s consideration of this analysis, and actions taken by the committee based on its findings, are further discussed in the section titled “Changes for Fiscal Year 2012,” below.

Role of CEO. Our CEO makes recommendations to the Committee with regard to salary adjustments and the annual and long-term incentives available to our Senior Management, excluding himself. Based upon his judgment and experience, taking into consideration available industry-based compensation surveys, peer group compensation data and other data and analyses, including data provided by the Committee’s consultant, if one is retained for that year, our CEO annually reviews with the Committee specific compensation recommendations for Senior Management. In preparation for these evaluations, our CEO prepares a year-end compensation report that includes industry-based and peer group compensation data, data generated by any compensation consultant engaged by the Committee, and our CEO’s personal evaluation of the performance of each member of Senior Management. The CEO’s compensation report presents current and historical annual base salaries, annual incentive targets, annual incentives earned and the values of outstanding equity-based and other long-term compensation in a tally sheet format, to provide the Committee with a detailed picture of how the various components of total compensation paid or to be paid to each member of Senior Management, including himself, aggregate in the current year and over a multi-year period.

In its review of our CEO’s compensation report and its consideration of whether changes in compensation recommended by the CEO are in line with our overall compensation philosophy, current competitive market conditions, and current economic conditions, the Committee considers the CEO’s evaluations of and recommendations for each member of Senior Management as well as its own evaluations of Senior Management and, if a compensation consultant is retained for that year, the analysis and report of the compensation consultant. The Committee reviews our CEO’s compensation report among themselves and with our CEO and approves any prospective changes in compensation for Senior Management other than our CEO. The Committee, in executive session, establishes the compensation for our CEO. If changes in base salary for members of Senior Management are approved, the Committee generally gives our CEO discretion as to when the prospective changes are made effective during the following year.

Timing of Compensation Decisions. Our CEO typically distributes his year-end compensation report to the Committee, as well as the entire Board of Directors, prior to our December board and committee meetings. The Committee reviews the CEO’s compensation report, information and recommendations provided by its compensation consultant, if any for that year, and such other information it considers relevant, and typically approves prospective changes in base salary for Senior Management that may be implemented in the following year at the CEO’s discretion. Also at its December meeting, the Committee typically reviews a preliminary estimate of the aggregate amount of annual cash incentive compensation that may be awarded based on current year performance. Based upon the completed audit of our full year financial results, the actual aggregate amount of annual cash incentive compensation to be paid is finalized and approved and the specific amounts to be paid to the CEO and other NEOs is reviewed and approved by the Committee prior to payment at a meeting typically held in February of the following year. Finally, at its December meeting, the Committee reviews succession plans for our CEO and other members of Senior Management, as well as company-wide headcount and aggregate compensation costs.

Compensation Elements

We strongly believe that Senior Management should be compensated with a package that includes, at a minimum, the following three elements: salary, performance-based cash incentive compensation, and equity incentive compensation. A significant portion of the total prospective compensation paid to each member of Senior Management should be tied to measurable financial and operational objectives. These objectives, whether on a divisional or company-wide basis, may include absolute performance and performance relative to a peer group. During periods when performance meets or exceeds established objectives, Senior Management should be paid at or above the levels targeted for such objectives. When our performance does not meet key objectives, incentive award payments, if any, should be less than the levels targeted for such objectives. The Committee seeks to structure a balance between achieving strong short-term annual results and ensuring long-term viability and success. To reinforce the importance of this balance, we provide each member of Senior Management with both annual and long-term incentives. Currently, short-term incentive opportunities for Senior Management are in the form of annual cash incentives that are based on both objective performance criteria and subjective criteria. Long-term incentives include equity awards that typically vest over multiple years and performance-based cash awards that vest at the end of a three-year period based on the level of attainment of established performance objectives. While the mix of salary, annual cash incentives and long-term incentives earned by Senior Management can vary from year-to-year depending on individual performance and on our overall performance, the Committee believes that long-term incentives, the potential future value of which is heavily contingent on our long-term success, should constitute a significant portion of total compensation in any one year.

Salary. The Committee reviews relevant survey data and information and analysis provided by its compensation consultant, if one is retained for that year, to ensure that our salary program is competitive. We believe that a competitive salary program is an important factor in our ability to attract and retain Senior Management, and we generally compare base salaries paid to our Senior Management to the median base salaries contained in the survey data. In this respect, the Committee uses the survey data and compensation offered by peer companies as a market check on the salaries and other elements of compensation it establishes. The Committee reviews the salaries of all members of Senior Management at least annually. Salaries may be adjusted for performance, which may include individual, business unit and/or company-wide performance, expansion of duties and responsibilities, and changes in market salary levels. In considering salary adjustments, the Committee gives weight to the foregoing factors, with particular emphasis on corporate performance goals, our CEO’s analysis of the individual’s performance, and our CEO’s specific compensation recommendations. However, the Committee does not rely on formulas and considers all of the above factors when evaluating salary adjustments.

In February 2009, due to extraordinary economic circumstances, our Board of Directors approved salary and wage reductions of 5% to 20% for certain NEOs and members of Senior Management. In January 2010, the salaries of affected NEOs and Senior Management were reinstated to their pre-reduction rates. With the exception of Mr. Brightman, who received a salary increase in connection with his promotion to the CEO position in May 2009, and Mr. Foster who received a salary increase related to expanded job responsibilities in January 2010, no NEO received a salary increase in 2009 or 2010. In its December 2010 compensation review, our Committee gave significant weight to this factor and to the slight shortfall in our NEO base salary levels compared to the median base salary levels reflected in peer group and survey data compiled for their review, and approved average increases in base salary of 5.7% for Messrs. Brightman, Abell, Goldman and Longorio. The following table sets forth the annual base salaries that were effective for our NEOs from January 3, 2011 through December 31, 2011:

Name	Title	Base Salary
Stuart M. Brightman	President & Chief Executive Officer	$535,000
Joseph M. Abell III	Sr. Vice President & Chief Financial Officer	300,000
Ronald J. Foster	President - Compressco	250,000
Edwin H. Goldman	Sr. Vice President	342,000
Philip N. Longorio	Sr. Vice President	342,000

Performance-Based Cash Incentives. We historically maintained a discretionary performance-based cash bonus program which provided each member of Senior Management the opportunity to earn a cash bonus based upon levels of performance versus objective performance criteria, including consolidated or divisional pre-tax profits, other financial and health, safety and environmental metrics, and subjective individual performance criteria. In its 2009 analysis of our compensation program, Stone Partners found that under our historic performance-based cash bonus program, target levels of annual incentive award opportunities for our NEOs were generally lower than the median level of award opportunities available to executives in comparable positions at our peer group companies. In addition, Stone Partners noted that established performance objectives for participants within our operating units did not include an objective tied to overall corporate performance. Based on these and other findings, Stone Partners concluded that the historic plan structure did not provide sufficient incentive or performance focus to participants. Following its review of Stone Partners’ conclusions, the Committee further engaged Stone Partners to assist us in developing a cash incentive compensation plan that would provide greater focus on our strategic business objectives, further our compensation philosophy, emphasize pay-for-performance, and provide competitive compensation opportunities. In March 2010, the Committee adopted a Cash Incentive Compensation Plan that provides both annual and long-term cash incentive opportunities to our NEOs and other Senior Management, and key employees and consultants, beginning in 2010.

Annual Performance-Based Cash Incentives. While the amount of each award paid to members of Senior Management under the Cash Incentive Compensation Plan is subject to the discretion of the Committee, the plan provides for annual award opportunities, calculated as a percentage of base salary, based on financial and nonfinancial performance measures. For each award opportunity, a threshold, target and stretch performance objective is established for each applicable performance measure and the amount of the award payment that may be received is based on the level of achievement of such objectives, subject to the discretion of the Committee. In addition, recipients of annual incentive awards have the opportunity to participate in an award pool that may be established under the Cash Incentive Compensation Plan for achievement in excess of designated stretch performance objectives.

Annual Cash Incentive Compensation Plan awards may be based on financial and nonfinancial performance measures described in the plan or on other measures determined by the

Committee. For the 2011 plan year, performance measures for annual incentive awards included: (i) our consolidated diluted net income per common share; (ii) health, safety and environmental metrics; (iii) divisional profit before taxes; (iv) profit before taxes for specified business and geographical units; (v) personal objectives; and (vi) the net number of compressor units placed into service by Compressco. The Committee assigned relative weightings to each 2011 performance measure that varied based on each participant’s assigned responsibilities; however, a minimum 20% weighting was given to the consolidated diluted net income per common share performance measure that was assigned to all participants, increased from a minimum 10% weighting in 2010 to give each participant an increased interest in our consolidated financial performance. An annual Cash Incentive Compensation Plan award opportunity, expressed as a percentage of base salary, was established for each participant by the Committee for the 2011 plan year. In establishing these 2011 plan year opportunities, the Committee elected to maintain the award opportunity levels set for the 2010 plan year.

The following table sets forth the 2011 annual incentive award opportunities established by the Committee as a percentage of base salary for our CEO and other NEOs under the Cash Incentive Compensation Plan:

	Threshold	Target	Stretch
Stuart M. Brightman	15%	75%	120%
Joseph M. Abell III	11%	55%	88%
Ronald J. Foster	9%	45%	72%
Edwin H. Goldman	11%	55%	88%
Philip N. Longorio	11%	55%	88%

The following table sets forth the specific target performance objectives and the relative weight of each performance measure established by the Committee for the 2011 annual cash incentive awards to our CEO and other NEOs:

	2011 Plan Year Performance Measures
	Consolidated Diluted	Divisional Profit	Compressco	Health, Safety	Personal
	Net Income/Share	Before Taxes(1)	Net Sets	& Environmental(2)	Objectives
Stuart M. Brightman
target objective	$0.75	n/a	n/a
weight	70%			10%	20%
Joseph M. Abell III
target objective	$0.75	n/a	n/a
weight	70%			10%	20%
Ronald J. Foster
target objective	$0.75	$23.3 million	222
weight	20%	40%	10%	20%	10%
Edwin H. Goldman
target objective	$0.75	$54.3 million	n/a
weight	20%	50%		20%	10%
Philip N. Longorio
target objective	$0.75	$70.6 million	n/a
weight	20%	50%		20%	10%

(1)
Divisional profit before taxes as reported for the following business units: for Mr. Foster, profit before taxes for Compressco Partners; for Mr. Goldman, profit before taxes for our Offshore Services segment; and for Mr. Longorio, combined profit before taxes for our Fluids Division, Production Testing segment and the Latin American operations of Compressco, Inc.

(2)	Health, safety and environmental objectives for the NEOs’ respective operating areas represented, in most cases, a minimum 10% improvement versus prior year results.

Under our Cash Incentive Compensation Plan, annual award opportunities are tied to measurable financial and operational performance objectives and personal objectives that are established by the Committee at the beginning of each performance year. Although we had initiated our strategic efforts related to Maritech and Compressco Partners prior to the start of 2011, the time-frame for completion of those activities and the extent of any impact to our financial results were unknown at the time the Committee established our 2011 financial performance objective for the consolidated diluted net income per common share performance measure. Consequently, in its evaluation of our attainment of that performance objective, the Committee elected to exercise its authority under the Cash Incentive Compensation Plan to make adjustments for the Maritech property sales, the sale of a non-core business unit within our Offshore Services segment, and the acquisition of the TETRA Hedron. Specifically, the Committee calculated an adjusted consolidated diluted net income per common share performance objective of $0.67 by:

(i)	subtracting the entire amount of Maritech’s budgeted contribution to that performance objective for the year;
(ii)	subtracting the entire amount of the budgeted contribution to that performance objective from our land P&A business unit within the Offshore Services segment;
(iii)	adding the amount of the TETRA Hedron’s anticipated fourth quarter contribution to that performance objective; and
(iv)	adding Maritech’s budgeted contribution to that performance objective from January 1 through May 31 (the time period prior to the May 31 sale of the majority of Maritech’s properties).

Next, in evaluating our actual results of operations, the Committee adjusted our consolidated diluted net income per common share by:

(i)	subtracting the entire amount of Maritech’s actual contribution to consolidated diluted net income per share for the year;
(ii)	subtracting the actual contribution to consolidated diluted net income per share from our land P&A business unit within the Offshore Services segment prior to the date of its sale;
(iii)	adding the amount of one-time expenses related to start-up of the TETRA Hedron; and
(iv)	adding the amount of Maritech’s actual contribution to consolidated diluted net income per share from January 1 through May 31 (the time period prior to the May 31 sale of the majority of Maritech’s properties), excluding unusual charges.

Having made such adjustments, the Committee determined that our adjusted consolidated diluted net income per share for the 2011 fiscal year was $0.56, or 83.6% of the adjusted consolidated diluted net income per common share performance objective.

Compressco’s revenues increased in 2011 compared to the prior year due to increased sales of compressor units and parts and increased service revenues, particularly in Latin America. To a lesser extent, service revenues also increased due to demand in domestic onshore markets. This overall increase in demand for compression services resulted in Compressco placing a net 230 compressor units into service during 2011, thereby exceeding the target performance objective of placing a net 222 compressor units into service. However, Compressco’s profit before taxes was negatively impacted during 2011 by increased operating expenses and increased general and administrative expenses associated with the Compressco Partners initial public offering in June 2011, and Compressco’s profit before taxes did not reach the threshold performance objective established by the Committee.

Revenues from our Offshore Services segment also increased in 2011 compared to the prior year, primarily due to increased demand for decommissioning, abandonment and diving services. These increases were partially offset by decreased demand for cutting and wireline services, and the impact throughout 2011 of a more challenging pricing environment across all of the segment’s service areas. The Offshore Services segment was also impacted during 2011 by our sale of its land P&A business unit and expenses associated with its purchase of the TETRA Hedron heavy lift derrick barge. Although the TETRA Hedron is expected to generate increased profitability for the segment in future periods, Offshore Services’ profit before taxes was negatively impacted during 2011 by expenses related to the barge’s due diligence and commissioning. Primarily as a result of these factors, the Offshore Services segment’s 2011 profit before taxes did not reach the threshold performance objective established by the Committee.

A dramatic increase in domestic onshore drilling activity over the past two years significantly benefited both our Fluids Division and our Production Testing segment during 2011. Although the Fluids Division continued to be negatively affected during 2011 by reduced demand in its offshore Gulf of Mexico market resulting from the 2010 Macondo oil spill and related regulatory actions, this negative impact was more than offset by increased revenues from international sales of clear brine fluids and strong domestic onshore service activity. Unprecedented growth in our Production Testing segment during 2011 was also driven primarily by domestic onshore activity. In addition, the segment’s international revenues improved in 2011 due to stronger activity in Mexico that also benefitted Compressco’s Latin American operations. Overall, profit before taxes for these combined business areas exceeded the target performance objective established by the Committee.

In addition, each of our operating segments and our corporate personnel did earn some portion of the health, safety and environmental award opportunity for the 2011 plan year.

In its consideration of the level of achievement of the personal objectives component of our NEOs’ 2011 performance measures, the Committee weighed each individual’s contribution to our annual performance and our longer-term strategic goals, and other subjective factors. Although our financial performance did not reach all target performance objectives established by the Committee, the committee determined that our success in accomplishing key strategic goals during 2011 combined with a particularly strong financial performance in certain business areas did merit payment of a portion of personal objective award opportunities for most participants. Specifically, the Committee determined that Messrs. Abell and Brightman made significant contributions to the success of the Compressco Partners initial public offering and the sale of the majority of Maritech’s oil and gas properties. In addition, the Committee determined that Mr. Foster’s leadership of Compressco was a critical factor in the success of the Compressco Partners initial public offering. The Committee further determined that Mr. Goldman’s oversight of the acquisition of the TETRA Hedron and his leadership in achieving a successful and timely commissioning of the vessel merited recognition. Finally, with regard to Mr. Longorio, the Committee determined that his contribution to the strong financial performance of the Fluids Division and Production Testing segment during 2011 also merited recognition.

The following table sets forth the percentage of each target performance objective deemed by the Committee to have been attainted and the amounts earned by our NEOs for each applicable performance measure for the 2011 plan year:

	2011 Plan Year Performance Measures
	Consolidated	Divisional
	Diluted Net	Profit		Health, Safety		Total
	Income/Share	Before	Compressco	&	Personal	Earned
	(Adjusted)	Taxes	Net Sets	Environmental	Objectives	Award
Stuart M. Brightman
% of objective attained	83.6%	n/a	n/a	137.5%	129.6%
amount earned	$90,803	$-	$-	$55,172	$104,025	$250,000

Joseph M. Abell III
% of objective attained	83.6%	n/a	n/a	137.5%	100.0%
amount earned	$37,340	$-	$-	$22,688	$33,000	$93,027

Ronald J. Foster
% of objective attained	83.6%	*	103.6%	70.0%	160.0%
amount earned	$7,279	$-	$12,825	$15,750	$18,000	$53,854

Edwin H. Goldman
% of objective attained	83.6%	*	n/a	92.5%	100.0%
amount earned	$12,170	$-	$-	$34,799	$18,810	$65,779

Philip N. Longorio
% of objective attained	83.6%	117.4%	n/a	86.2%	140.0%
amount earned	$12,170	$103,643	$-	$32,410	$26,334	$174,557

*	Results were below the threshold level of performance and no amounts were earned.

Discretionary Non-Plan Bonus. In addition to the annual cash incentives earned for 2011 performance under our Cash Incentive Compensation Plan discussed above, the Committee desired to recognize the significant effort and sacrifice of personal time required of Mr. Foster during 2011 for the successful completion of the Compressco Partners initial public offering. To that end, the Committee approved payment of a discretionary non-plan bonus of $6,146 to Mr. Foster for 2011 performance.

Long-Term Performance-Based Cash Incentives. Historically, equity-based incentives that vest ratably over three- to five-year periods have been the sole long-term component of our incentive compensation program. However, in its September 2009 analysis, Stone Partners found that the average value of equity incentive awards granted to our NEOs in 2009 was only 38.5% of the median long-term incentive value reflected in the survey data. Stone Partners recommended implementation of a long-term cash incentive program that would work in conjunction with long-term equity-based awards to provide us with increased retention value and reward participants for both improved financial results and improved relative stock price performance. Our Committee acted on this recommendation during 2010 by adopting our Cash Incentive Compensation Plan. In 2010 and 2011, grants of long-term incentive awards to our NEOs and other Senior Management generally consisted of approximately 80% equity-based incentives and approximately 20% performance-based cash incentives. Mr. Foster, who became eligible to receive equity awards under the Compressco Partners, L.P. Long Term  Incentive Plan in June 2011, did not participate in awards granted under TETRA’s long-term incentive plans during 2011.

In May 2011, the Committee established performance measures and performance objectives applicable to long-term incentive awards granted to Messrs. Brightman, Abell, Goldman and Longorio under the Cash Incentive Compensation Plan for the three-year performance period commencing on January 1, 2011 and ending on December 31, 2013. The performance measures for these long-term incentive awards are total stockholder return relative to a peer group, and our average return on net capital employed, each of which determines 50% of the long-term incentive award opportunity available to participants. For each performance measure, a threshold, target, stretch and over achievement performance objective has been established by the Committee. The amount of an award that may be earned by a participant at the end of the three-year performance period will be based on our attainment of such performance objectives, subject to the discretion of the Committee.

In establishing the target amounts of the long-term performance-based cash incentive opportunities, the Committee considered peer group compensation practices, but it did not specifically benchmark the value of the awards relative to any survey or peer group data. Although it did not rely on formulas, the Committee determined that these cash incentive awards would comprise approximately 20% of the total value of long-term awards granted to participating NEOs during 2011. The following table sets forth the long-term incentive award opportunity that may be earned by each of our participating NEOs under the Cash Incentive Compensation Plan for the three-year performance period ending on December 31, 2013:

	Threshold	Target	Stretch	Over Achievement
Stuart M. Brightman	$42,800	$214,000	$342,400	$428,000
Joseph M. Abell III	12,400	62,000	99,200	124,000
Ronald J. Foster	-	-	-	-
Edwin H. Goldman	12,400	62,000	99,200	124,000
Philip N. Longorio	13,600	68,000	108,800	136,000

Equity Incentive Awards. Equity incentives, predominantly awards of stock options and restricted stock, have historically comprised a significant portion of our Senior Management’s total compensation package. The Committee seeks to strike a balance between achieving short-term annual results and ensuring strong long-term success through its use of stock options and restricted stock, both of which are geared toward longer-term performance as they generally, though not always, vest ratably over a three- or five-year period, and their values are materially affected by stock price appreciation. We believe that tying a portion of our Senior Managements’ compensation directly to our stockholders’ returns is an important aspect of our total compensation plan.

 In general, equity incentives have been awarded on the same date to each member of  Senior Management. In an effort to formalize this practice, the Committee adopted Procedures for Grants of Awards Under the TETRA Technologies, Inc. Equity Compensation Plans (the “Grant Procedures”) for annual and other awards to be made under the plans. With respect to annual awards to employees, under the Grant Procedures, the Committee determines the number of shares available for awards after consultation with our CEO. Our CEO then makes a recommendation to the Committee as to the number and type of awards for members of Senior Management. The Committee considers such recommendations and, after considering such other factors and information as it deems appropriate, the committee makes any adjustments it feels appropriate. The Grant Procedures generally provide that the annual equity awards will be approved at a meeting of the Committee held in conjunction with our annual meeting of stockholders. To avoid timing of equity-based awards ahead of the release of our quarterly earnings, the annual awards to our Senior Management under the Grant Procedures generally have a grant date of May 20th. With respect to newly hired employees, the Grant Procedures provide that award recommendations will be reviewed and approved by the Committee as necessary on a monthly basis. The Grant Procedures provide that the Committee may refrain from or delay regularly scheduled awards if it or Senior Management are aware of any material non-public information concerning the company.

While the Committee does consider peer group compensation practices in establishing equity incentive opportunities, it does not specifically benchmark the value of equity awards relative to any survey or peer group data. Our Committee has observed that market price volatility resulting from changes in commodity prices, weather events in the Gulf of Mexico and elsewhere, and other industry-specific and broader, macro-economic cycles and trends creates significant year-to-year variances in the value of our equity awards. As these variances are difficult to predict and may not impact all peer group companies on an equal basis, the accuracy and usefulness of peer group data in establishing specific equity award benchmarks is extremely limited. The Committee does, however, annually review peer group equity compensation practices in order to gain a general impression of the proportionate share of equity award value in the total compensation packages offered by peer group companies.

The Committee determined that 2011 long-term incentive awards to our Senior Management should consist of a mix of stock options, restricted stock, and, for certain NEOs and other members of Senior Management, long-term cash incentive awards. Although it did not rely on formulas, the Committee determined that the equity-based portion of the 2011 long-term incentive awards would be divided more-or-less equally between stock options and restricted stock and that, for NEOs and members of Senior Management also receiving long-term cash incentive awards, the equity-based awards would comprise approximately 80% of the total value of long-term awards granted to them during 2011. On May 18, 2011, the Committee approved awards of stock options and restricted stock to be effective as of May 20, 2011. The stock options, granted at 100% of the market price on the effective grant date, together with the shares of restricted stock vest ratably over a period of three years following the grant date. Messrs. Brightman, Abell, Goldman and Longorio each received awards of stock options and restricted stock on May 20, 2011.

In June 2011, the board of directors of Compressco Partners GP Inc. adopted the Compressco Partners, L.P. 2011 Long Term Incentive Plan (the “Compressco Equity Plan”). The purpose of the Compressco Equity Plan is to promote the interests of Compressco Partners, L.P. by providing for the grant of incentive compensation awards based on common units to employees, consultants and directors of its general partner, Compressco Partners GP Inc. The Compressco Equity Plan is also intended to assist Compressco Partners, L.P. and its general partner in attracting and retaining the services of individuals who are essential to the growth and profitability of Compressco Partners, L.P., and to encourage those individuals to devote their best efforts to advancing its business. On June 20, 2011, in connection with the completion of the Compressco Partners, L.P. initial public offering, the board of directors of Compressco Partners GP Inc. approved awards of restricted units to its officers and key employees, including Mr. Foster. Approximately one-third of such restricted units vested on January 4, 2012, and additional one-third portions of the restricted units will vest on January 4, 2013 and 2014. The board of directors of Compressco Partners GP Inc. has not formed, and will not form, a compensation committee, and for the immediate future has delegated oversight of certain aspects of Compressco Partners, L.P.’s compensation programs, including administration of the Compressco Equity Plan, to the Committee.

The following table sets forth the number of shares underlying stock options, shares of restricted stock, or in the case of Mr. Foster, restricted units of Compressco Partners awarded during 2011, and the aggregate grant date fair value of such awards as determined in accordance with FASB ASC Topic 718:

	Number of Shares Underlying Options	Number of Shares of Stock	Number of Compressco Partners Restricted Units	Aggregate Grant Date Fair Value of Equity Awards
Stuart M. Brightman	54,873	32,923	0	$845,583
Joseph M. Abell III	15,898	9,539	0	$244,991
Ronald J. Foster	0	0	30,420	$548,168
Edwin H. Goldman	15,898	9,539	0	$244,991
Philip N. Longorio	17,436	10,462	0	$268,694

Tax and Accounting Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in a year with respect to the CEO and other NEOs, unless the compensation is performance-based compensation (as described in Section 162(m) and the restated regulations), as well as pursuant to a plan approved by the our stockholders. We have qualified certain equity compensation paid to Senior Management for deductibility under Section 162(m). We may from time to time pay compensation to our Senior Management that may not be deductible, including discretionary bonuses or other types of compensation outside of our plans. Although the Committee has generally attempted to structure executive compensation so as to preserve deductibility, it also believes that there are circumstances where our interests are best served by maintaining flexibility in the way compensation is provided, even if it might result in the non-deductibility of certain compensation under the Code.

On January 1, 2006, we began accounting for stock-based compensation in accordance with SFAS No. 123(R), now codified as FASB Codification Topic 718.

Retirement, Health, and Welfare Benefits

We offer a variety of health and welfare benefits to all eligible employees. Members of Senior Management are generally eligible for the same benefit programs on the same basis as the broad-base of our employees. Our health and welfare programs are intended to protect employees against catastrophic loss and to encourage a healthy lifestyle. These health and welfare programs include medical, wellness, pharmacy, dental, life insurance, short-term and long-term disability insurance, and insurance against accidental death and disability.

401(k) Plan. We offer a 401(k) program that is intended to supplement a participant’s personal savings and social security. Under our 401(k) Retirement Plan (the “401(k) Plan”), eligible employees may contribute on a pretax basis up to 70% of their compensation, subject to an annual maximum established under the Code. We make a matching contribution under the 401(k) Plan equal to 50% of the first 6% of a participant’s annual compensation that is contributed to the 401(k) Plan. As of December 31, 2011, approximately 93% of all eligible employees were participating in the 401(k) Plan. All employees (other than nonresident aliens) who have reached the age of eighteen and have completed six months of service with us are eligible to participate in the 401(k) Plan.

Nonqualified Deferred Compensation Plan. We provide our Senior Management, directors, and certain other key employees with the opportunity to participate in the Executive Nonqualified Excess Plan, an unfunded, deferred compensation program. There were twenty-five participants in the program at December 31, 2011. Under the program, participants may defer a specified portion of their annual total cash compensation, including salary and performance-based cash incentive, subject to certain established minimums. The amounts deferred may increase or decrease depending on the participant’s deemed investment elections from among hypothetical investment election options. Deferral contributions and earnings credited to such contributions are 100% vested and may be distributed in cash at a time selected by the participant and irrevocably designated on the participant’s deferral form. In-service distributions may not be withdrawn until two years following the participant’s initial enrollment. Notwithstanding the participant’s deferral election, the participant will receive distribution of his deferral account if the participant becomes disabled or dies, or upon a change in control.

Perquisites

Perquisites (“perks”) are not a material component of our executive compensation. In general, NEOs are not compensated for and do not receive reimbursements for the private use of country clubs, automobile expenses, meals, airline and travel costs other than those costs allowed for all employees, or for tickets to sporting events or entertainment events, unless such tickets are used for business purposes. Further, our NEOs do not receive compensation or reimbursements for hunting and fishing camp costs or home security. During 2011, no NEO received any compensation for or reimbursement of any of the foregoing costs or expenses incurred for non-business purposes.

Severance Plan and Termination Payments

As of the date of this proxy statement, we do not have a defined severance plan for, or any agreement with, any NEO that would require us to make any termination payments.

Employment Agreements

We have previously entered into employment agreements with each of the Named Executive Officers that are substantially identical to the form of agreement executed by all of our employees. Each agreement evidences the at-will nature of employment and does not guarantee the term of employment, which is entirely at the discretion of the Board of Directors, or otherwise set forth the salary and other compensation of the NEOs, which is established in accordance with the procedures described above.

Change in Control Agreements

We do not have any change in control agreements with any NEO. Our Amended and Restated 2006 Equity Incentive Compensation Plan, 2007 Long Term Incentive Compensation Plan and 2011 Long Term Incentive Compensation Plan do, however, address change in control with respect to awards under the plans, including stock options and restricted stock agreements. In relation to options and restricted stock, the Committee, at its sole discretion may, in the event of a change in control, accelerate vesting and/or the time at which outstanding options may be exercised under the various option agreements and eliminate restrictions relating to restricted stock. Under the terms of our Cash Incentive Compensation Plan, upon the occurrence of a change in control, all potential awards attributable to the performance period in which the change in control occurs will become payable on a pro rata basis at the target amounts of such awards, unless the Committee determines otherwise. Compensation deferred under our Executive Nonqualified Excess Plan will become payable to plan participants if the plan is terminated within twelve months of a change in control.

Indemnification Agreements

Each of our current directors and our NEOs has executed an indemnification agreement which provides that we will indemnify these directors and officers to the fullest extent permitted by our Restated Certificate of Incorporation, Amended and Restated Bylaws and applicable law. The indemnification agreement also provides that our directors and officers will be entitled to the advancement of fees as permitted by applicable law, and sets out the procedures required for determining entitlement to and obtaining indemnification and expense advancement. In addition, our charter documents provide that each of our directors and officers and any person serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise is indemnified to the fullest extent permitted by law in connection with any threatened, pending, or completed action, suit, or proceeding (including civil, criminal, administrative, or investigative proceedings) arising out of or in connection with his services to us or to another corporation, partnership, joint venture, trust, or other enterprise, at our request. We purchase and maintain insurance on behalf of any person who is a director or officer of the aforementioned corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as an officer or director. In addition, Messrs. Brightman, Foster, Hertel and Sullivan, in their capacities as directors and/or executive officers of Compressco Partners, have executed indemnification agreements with Compressco Partners that are substantially similar to the indemnification agreements executed by each of them in connection with their services to us.

Stock Ownership Guidelines

Our Board of Directors has adopted stock ownership guidelines for our directors and executive officers. The stock ownership guidelines are intended to align the interests of our directors and executive officers with the interests of our stockholders. Under these guidelines, our executive officers must hold shares of our common stock equal to a multiple, based upon position, of their base salary. The multiples are as follows: Chief Executive Officer, three-times base salary; Chief Financial Officer, two-times base salary; and, Senior Vice Presidents and Vice Presidents, one-time base salary. Executive officers  as of February 21, 2008 have until February 21, 2013, to be in compliance with the guidelines, and executive officers appointed after February 21, 2008, will have five years following attainment of executive officer status to be in compliance. Although compliance is not yet required, as of the date of this proxy statement both Mr. Brightman and Mr. Abell own more than the minimum number of shares that would be required to meet their respective base salary multiples under our stock ownership guidelines.

Changes for Fiscal Year 2012

In September 2011, the Committee retained the services of Stone Partners to provide an analysis of our 2011 compensation and assist the committee in its consideration of our 2012 compensation program, including appropriate peer comparisons and the potential impact of evolving compensation trends and regulatory initiatives. In December 2011, our Committee met to review and discuss the Stone Partners analysis and our CEO’s year-end compensation report, and to consider prospective changes to 2012 compensation for our NEOs and other Senior Management. A representative of Stone Partners was in attendance at the Committee’s December 2011 meeting to review the analysis and respond to the committee’s questions both with, and without our CEO and other members of Senior Management present. In its analysis, Stone Partners utilized the same fifteen company peer group initially selected in 2009, the Stone Partners Oilfield Services and Manufacturing Industry Executive Compensation Survey 2011, the Mercer Energy and Executive Compensation Surveys 2011, and the Towers Watson Top Management Compensation Survey 2011 to compare base salary, annual cash incentives and long-term incentives paid or available to members of our Senior Management to the 25th, 50th and 75th percentiles of the averaged peer group and survey data, employing scope factors or regression analysis to predict compensation levels for some positions, and aging the averaged results 3.5% to approximate compensation levels as of January 1, 2012. For the purpose of this analysis, Stone Partners treated Compressco Partners as a wholly owned subsidiary of TETRA. However, under its engagement with the Committee, Stone Partners delivered to the committee a separate analysis of Compressco Partners’ compensation, treating Compressco as a stand-alone, publicly traded master limited partnership with a distinct peer group of similar entities.

Salary. As discussed under “Compensation Elements” above, in its December 2010 compensation review, our Committee approved average increases in base salary of 5.7% for Messrs. Brightman, Abell, Goldman and Longorio, that were effective as of January 3, 2011. In its December 2011 review of the Stone Partners analysis of our Senior Management compensation, the Committee noted that our NEOs’ 2011 base salaries were an average 92.9% of market median base salary levels. With regard to members of Senior Management other than our CEO, the Committee also took into account our CEO’s evaluation of each individual’s performance during 2011. In particular, the Committee considered the increased responsibilities of Mr. Foster as President of a publicly traded limited partnership. Based on its consideration of the Stone Partners analysis and our CEO’s recommendations, the Committee approved an increase in base salary of 10% for Mr. Foster and average increases in base salary of 4.6% for our other NEOs. The following table sets forth the annual base salaries that were effective as of January 2, 2012 for our NEOs:

Base Salary
as of January 2, 2012
Stuart M. Brightman	$568,000
Joseph M. Abell III	312,000
Ronald J. Foster	275,000
Edwin H. Goldman	356,000
Philip N. Longorio	356,000

Cash Incentive Compensation Plan. As part of its December 2011 review of Senior Management compensation, our Committee reviewed a preliminary estimate of the aggregate amount of annual cash incentive compensation to be awarded based on 2011 performance under our Cash Incentive Compensation Plan, and discussed the overall effectiveness of the plan in furthering our compensation philosophy. In its consideration of changes for the 2012 plan year, the Committee did not specifically benchmark Cash Incentive Compensation Plan award opportunities relative to any survey or peer group data. The committee elected to increase the level of Mr. Brightman’s annual cash incentive opportunity from 75% of his annual base salary to 90% of his annual base salary, and to increase the level of annual cash incentive opportunity available to Messrs. Abell, Goldman and Longorio from 55% of their respective annual base salaries to 60% of their respective annual base salaries. For all other participants, including for Mr. Foster, the Committee elected not to change the levels of award opportunities available for the 2012 plan year from the levels initially set for the 2010 plan year and maintained for the 2011 plan year.

Under the Cash Incentive Compensation Plan, financial and nonfinancial performance measures may be based on performance criteria described in the plan or on such other measures as determined by the Committee. With the completion of its initial public offering on June 20, 2011, Compressco Partners became obligated to pay quarterly cash distributions on its outstanding units. Recognizing that Compressco Partners’ ability to make the quarterly cash distributions at the expected minimum level would be an important factor in the success of the partnership, the Committee elected to use “distributable cash flow” (defined as Compressco Partners, L.P. earnings before interest, taxes, and depreciation and amortization plus (i) the non-cash cost of compressors sold, and (ii) non-cash equity compensation expenses, minus (i) interest expense, (ii) income tax expense and withholding, and (iii) maintenance capital expenditures) as one of Compressco Partners’ segment-specific performance measures for the 2012 fiscal year. In addition, we are in the process of winding-down Maritech’s operations, which consist primarily of the well abandonment and decommissioning work required to settle Maritech’s remaining asset retirement obligations. We expect this process to be substantially complete by the end of 2012, with a portion of the work extending into the first half of 2013. Consequently, recognizing that Maritech’s remaining operations are not strategically pertinent to our consolidated results going forward, the

Committee elected to designate consolidated diluted net income per common share excluding results attributable to Maritech as a performance measure for the 2012 fiscal year.

Performance measures for 2012 annual incentive awards include: (i) our consolidated diluted net income per common share excluding Maritech; (ii) health, safety and environmental metrics; (iii) divisional profit before taxes; (iv) profit before taxes for specified business and geographical units; (v) profit before taxes for Compressco Partners; (vi) Compressco Partners’ distributable cash flow; (vii) the net number of compressor units placed into service by Compressco Partners; and, (viii) personal objectives. The Committee assigned relative weightings to each 2012 performance measure that vary based on each participant’s assigned responsibilities. For Messrs. Brightman and Abell, the Committee has assigned weightings of 70% on consolidated diluted net income per common share excluding Maritech, 10% on health, safety and environmental metrics, and 20% on personal objectives. For Mr. Foster, the Committee has assigned weightings of 35% on Compressco Partners’ distributable cash flow, 15% on Compressco Partners’ profit before taxes, 20% on the net number of compressor units placed into service by Compressco Partners, 20% on health, safety and environmental metrics, and 10% on personal objectives. For Messrs. Goldman and Longorio, the Committee has assigned weightings of 50% on profit before taxes from their respective business operations, 20% on health, safety and environmental metrics applicable to their respective business operations, 20% on consolidated diluted net income per common share excluding Maritech, and 10% on personal objectives.

The following table sets forth the 2012 annual incentive award opportunities established by the Committee as a percentage of base salary for our CEO and other NEOs under the Cash Incentive Compensation Plan:

	Threshold	Target	Stretch
Stuart M. Brightman	18%	90%	144%
Joseph M. Abell III	12%	60%	96%
Ronald J. Foster	9%	45%	72%
Edwin H. Goldman	12%	60%	96%
Philip N. Longorio	12%	60%	96%

The performance measures established by the Committee for long-term incentive awards to be granted in 2012 for the three-year performance period beginning January 1, 2012 are total stockholder return relative to a peer group, and our average return on net capital employed, each of which determines 50% of the long-term incentive award opportunity available to participants. The amount of an award that may be earned by a participant at the end of the three-year performance period will be based on our level of attainment of threshold, target, stretch and over achievement performance objectives for each performance measure, subject to the discretion of the Committee. As of the date of this proxy statement, the Committee has not established the threshold, target, stretch and over achievement performance objectives or the award opportunities available to our NEOs at each of those levels. It is anticipated that these performance objectives and award opportunities will be established on or before May 31, 2012, as required by the Cash Incentive Compensation Plan.

Equity Incentive Awards. The Committee has determined that a mix of stock options, restricted stock and long-term performance-based cash awards should be made to certain of our Senior Management again in 2012. We anticipate that the stock options and restricted stock awards, once approved by the Committee, will be granted under our 2011 Long Term Incentive Compensation Plan. For officers, senior managers and other key employees of Compressco Partners, including Mr. Foster, it is anticipated that long-term equity awards in 2012 will consist of restricted units granted under the Compressco Equity Plan.

MANAGEMENT AND COMPENSATION COMMITTEE REPORT

The Management and Compensation Committee met four times during the year ended December 31, 2011. The Management and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon the review and discussions described above, the Management and Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement to be delivered to stockholders.

Submitted by the Management and Compensation Committee
  of the Board of Directors,
Kenneth E. White, Jr., Chairman
Tom H. Delimitros
Kenneth P. Mitchell
William D. Sullivan

This report of the Management and Compensation Committee shall not be deemed “soliciting material” or be “filed” with the SEC subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act. Further, this report will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation

The following table sets forth the compensation earned by (i) our Chief Executive Officer (“Principal Executive Officer”), (ii) our Chief Financial Officer (“Principal Financial Officer”), and (iii) each of our three most highly compensated executive officers (each a “Named Executive Officer”) for the fiscal year ended December 31, 2011.

Summary Compensation Table

							Non-Equity
Name and					Stock	Option	Incentive	All Other
Principal Position	Year	Salary(1)		Bonus	Awards(2)	Awards(2)	Plan Comp.(3)	Comp.(4)	Total
		($)		($)	($)	($)	($)	($)	($)

Stuart M. Brightman(5)	2011	$535,000		$-	$427,999	$417,584	$250,000	$16,856	$1,647,438
President & CEO	2010	500,000		-	313,844	311,336	100,000	12,793	1,237,972
	2009	442,353	(6)	240,000	-	204,000	-	6,739	893,092

Joseph M. Abell III	2011	$300,000		$-	$124,007	$120,984	$93,027	$16,298	$654,315
Sr. Vice President &	2010	285,000		-	114,342	113,430	50,000	11,349	574,121
CFO	2009	277,053	(6)	68,400	-	118,320	-	4,742	468,515

Ronald J. Foster	2011	$250,000		$6,146	$548,168	$-	$53,854	$13,119	$871,287
Pres. - Compressco	2010	250,000		-	87,210	86,565	25,763	8,228	457,766
	2009	233,654		56,250	-	78,120	-	1,817	369,841

Edwin H. Goldman(7)	2011	$342,000		$-	$124,007	$120,984	$65,779	$15,385	$668,155
Sr. Vice President	2010	325,000		-	102,306	101,490	18,769	11,566	559,131
	2009	315,938	(6)	250,000	-	128,520	-	3,782	698,239

Philip N. Longorio	2011	$342,000		$-	$136,006	$132,688	$174,557	$15,385	$800,636
Sr. Vice President	2010	325,000		-	123,318	122,385	25,025	9,341	605,069
	2009	315,938	(6)	31,200	-	128,520	-	4,532	480,189

(1)	Includes amounts earned but deferred pursuant to the Executive Nonqualified Excess Plan.
(2)
The amounts included in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value of awards granted during the fiscal years ended December 31, 2011, 2010, and 2009, in accordance with FASB ASC Topic 718. A discussion of the assumptions used in valuation of option awards granted under the TETRA equity plans may be found in “Note L – Equity-Based Compensation” in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC on February 29, 2011. With the exception of the Compressco Partners restricted unit award granted to Mr. Foster in 2011, all stock and option awards relate to our common stock. The restricted unit award granted to Mr. Foster in 2011 under the Compressco Partners equity plan is valued at $18.02 per common unit in accordance with FASB ASC Topic 718.

(3)
The amounts included in the “Non-Equity Incentive Plan Compensation” column for 2011 and 2010 reflect the actual amount of the annual cash incentive earned for the applicable year’s performance and paid in March of the subsequent year under our Cash Incentive Compensation Plan.

(4)	The amounts reflected represent the employer paid portion of life, health, and disability insurance benefits, and matching contributions under our 401(k) Retirement Plan during 2011, 2010, and 2009.
(5)	Mr. Brightman elected to defer $48,150 of his 2011 salary, $44,654 of his 2010 salary, $35,069 of his 2009 salary and $140,000 of his 2009 bonus under the Executive Nonqualified Excess Plan.
(6)	Includes the following amounts earned during 2009 and paid in February, 2010 under the 2009 salary reduction claw-back program:
Claw-back Amount
Stuart M. Brightman	$39,296
Joseph M. Abell III	18,909
Edwin H. Goldman	21,563
Philip N. Longorio	21,563

(7)	Mr. Goldman elected to defer $531 of his 2010 salary and $12,938 of his 2009 salary under the Executive Nonqualified Excess Plan.

Grants of Plan Based Awards

The following table discloses the actual number of stock options and restricted stock or Compressco Partners restricted unit awards granted during the fiscal year ended December 31, 2011 to each Named Executive Officer, including the grant date fair value of these awards, and the threshold, target and maximum amounts of the annual and long-term non-equity (cash) incentives granted during the fiscal year ended December 31, 2011 to each Named Executive Officer.

Grants of Plan Based Awards Table

						All Other		All Other
						Stock		Option			Grant Date
						Awards:		Awards:		Exercise	Fair Value
		Date of	Estimated Future Payouts			Number		Number of		Price	of Stock
		Committee	Under Non-Equity			of Shares		Securities		of	and
	Grant	or Board	Incentive Plan Awards(2)			of Stock		Underlying		Option	Option
Name	Date	Action(1)	Threshold	Target	Maximum	or Units		Options		Awards	Awards(3)
			($)	($)	($)	(#)		(#)		($/Share)	($)
Stuart M. Brightman	2/15/2011	2/15/2011	$80,250	$401,250	$802,500	-		-		$-	$-
Stuart M. Brightman	5/20/2011	5/18/2011	$42,800	$214,000	$428,000	-		-		$-	$-
Stuart M. Brightman	5/20/2011	5/18/2011	$-	$-	$-	32,923	(4)	54,873	(5)	$13.00	$845,583

Joseph M. Abell III	2/15/2011	2/15/2011	$33,000	$165,000	$330,000	-		-		$-	$-
Joseph M. Abell III	5/20/2011	5/18/2011	$12,400	$62,000	$124,000	-		-		$-	$-
Joseph M. Abell III	5/20/2011	5/18/2011	$-	$-	$-	9,539	(4)	15,898	(5)	$13.00	$244,991

Ronald J. Foster	2/15/2011	2/15/2011	$22,500	$112,500	$225,000	-		-		$-	$-
Ronald J. Foster	6/20/2011		$-	$-	$-	30,420	(6)	-		$-	$548,168

Edwin H. Goldman	2/15/2011	2/15/2011	$37,620	$188,100	$376,200	-		-		$-	$-
Edwin H. Goldman	5/20/2011	5/18/2011	$12,400	$62,000	$124,000	-		-		$-	$-
Edwin H. Goldman	5/20/2011	5/18/2011	$-	$-	$-	9,539	(4)	15,898	(5)	$13.00	$244,991

Philip N. Longorio	2/15/2011	2/15/2011	$37,620	$188,100	$376,200	-		-		$-	$-
Philip N. Longorio	5/20/2011	5/18/2011	$13,600	$68,000	$136,000	-		-		$-	$-
Philip N. Longorio	5/20/2011	5/18/2011	$-	$-	$-	10,462	(4)	17,436	(5)	$13.00	$268,694

(1)
Under our grant procedures, we may designate effective grant dates following the date of our Management and Compensation Committee’s action. The June 20, 2011 award to Mr. Foster was approved on the date of grant by the board of directors of Compressco Partners GP Inc.

(2)
The non-equity incentive plan awards granted on February 15, 2011 are the threshold, target and maximum amounts of the annual cash incentive granted for 2011 performance under our Cash Incentive Compensation Plan. The actual amount of annual cash incentive earned for 2011 performance and paid in March 2012 for each of the NEOs was: Brightman $250,000; Abell $93,027; Foster $53,854; Goldman $65,779; and, Longorio $174,557. The non-equity incentive plan awards granted on May 20, 2011 are the threshold, target and over-achievement amounts of the long-term cash incentive granted for the January 1, 2011 through December 31, 2013 performance period that may be paid, to the extent earned and at the Management and Compensation Committee’s discretion, in March 2014.

(3)
The FASB ASC Topic 718 value of the stock option awards granted on May 20, 2011 was $7.61 per option. A discussion of the assumptions used in valuation of option awards granted under the TETRA equity plans may be found in “Note L – Equity-Based Compensation” in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC on February 29, 2012. Restricted units granted under the Compressco Partners equity plan on June 20, 2011 are valued at $18.02 per common unit in accordance with FASB ASC Topic 718.

(4)	The amounts reported are the number of restricted shares of our common stock granted in 2011 under the TETRA Technologies, Inc. 2011 Long Term Incentive Compensation Plan.
(5)	The amounts reported are the number of shares of our common stock underlying stock options granted in 2011 under the TETRA Technologies, Inc. 2011 Long Term Incentive Compensation Plan.
(6)	The amount reported is the number of restricted units of Compressco Partners granted in 2011 under the Compressco Partners, L.P. 2011 Long Term Incentive Plan.

Outstanding Equity Awards at Fiscal Year End

The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2011 for each Named Executive Officer. The table also discloses the number and value of unvested restricted stock awards and unvested Compressco Partners restricted unit awards as of December 31, 2011, assuming a market value of $9.34 per share for restricted stock awards (the closing price of our common stock on December 30, 2011), and a market value of $15.00 per unit for restricted unit awards (the closing price of the Compressco Partners common units on December 30, 2011).

Outstanding Equity Awards at Fiscal Year End Table

	Option Awards					Stock Awards
	Number of Securities					Number of		Market Value
	Underlying Unexercised					Shares of		of Shares of
	Options			Option	Option	Stock or Units		Stock or Units
				Exercise	Expiration	that Have		that Have
Name	Exercisable	Unexercisable		Price(1)	Date	Not Vested		Not Vested(2)
	(#)	(#)		($/Share)		(#)		($)

Stuart M. Brightman	240,000	0		$9.0767	4/20/2015
Stuart M. Brightman	56,000	0		$29.9950	5/8/2016
Stuart M. Brightman	55,184	21,816	(3)	$21.1000	5/20/2018
Stuart M. Brightman	94,445	5,555	(4)	$3.7800	2/12/2019
Stuart M. Brightman	27,523	24,627	(5)	$10.2000	5/20/2020
Stuart M. Brightman	0	54,873	(6)	$13.0000	5/20/2021
Stuart M. Brightman						1,500	(7)	$14,010
Stuart M. Brightman						15,385	(8)	$143,696
Stuart M. Brightman						32,923	(9)	$307,501
Joseph M. Abell III	32,106	0		$4.3400	2/21/2013
Joseph M. Abell III	35,040	0		$29.9950	5/8/2016
Joseph M. Abell III	38,700	15,300	(3)	$21.1000	5/20/2018
Joseph M. Abell III	54,778	3,222	(4)	$3.7800	2/12/2019
Joseph M. Abell III	10,027	8,973	(5)	$10.2000	5/20/2020
Joseph M. Abell III	0	15,898	(6)	$13.0000	5/20/2021
Joseph M. Abell III						1,000	(7)	$9,340
Joseph M. Abell III						5,605	(8)	$52,351
Joseph M. Abell III						9,539	(9)	$89,094
Ronald J. Foster	8,334	0		$8.3000	7/15/2014
Ronald J. Foster	10,201	0		$9.2067	12/28/2014
Ronald J. Foster	4,000	0		$23.0550	4/12/2016
Ronald J. Foster	4,000	0		$28.0750	5/12/2016
Ronald J. Foster	5,733	2,267	(3)	$21.1000	5/20/2018
Ronald J. Foster	28,000	3,500	(10)	$4.1700	4/9/2019
Ronald J. Foster	7,652	6,848	(5)	$10.2000	5/20/2020
Ronald J. Foster						200	(7)	$1,868
Ronald J. Foster						4,275	(8)	$39,929
Ronald J. Foster						30,420	(11)	$456,300
Edwin H. Goldman	59,500	3,500	(4)	$3.7800	2/12/2019
Edwin H. Goldman	8,972	8,028	(5)	$10.2000	5/20/2020
Edwin H. Goldman	0	15,898	(6)	$13.0000	5/20/2021
Edwin H. Goldman						7,130	(12)	$66,594
Edwin H. Goldman						5,015	(8)	$46,840
Edwin H. Goldman						9,539	(9)	$89,094
Philip N. Longorio	10,750	4,250	(3)	$21.1000	5/20/2018
Philip N. Longorio	59,500	3,500	(4)	$3.7800	2/12/2019
Philip N. Longorio	10,819	9,681	(5)	$10.2000	5/20/2020
Philip N. Longorio	0	17,436	(6)	$13.0000	5/20/2021
Philip N. Longorio						9,060	(13)	$84,620
Philip N. Longorio						6,045	(8)	$56,460
Philip N. Longorio						10,462	(9)	$97,715

(1)
Under the terms of our equity plans, the option exercise price must be greater than or equal to 100% of the closing price of the common stock on the date of grant. A discussion of the assumptions used in valuation of option awards granted under the TETRA equity plans may be found in “Note L – Equity-Based Compensation” in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC on February 29, 2012.

(2)
Market Value is determined by multiplying the number of shares of stock or Compressco Partners units that have not vested by $9.34 (for restricted stock awards) or $15.00 (for Compressco Partners restricted unit awards), the closing price of the applicable security on December 30, 2011.

(3)	The stock option award vested 20% on May 20, 2009, vests an additional 1.6667% of the award each month, and will become fully vested on May 20, 2013.
(4)	The stock option award vested 33.33% on February 12, 2010, vested an additional 2.7778% of the award each month, and became fully vested on February 12, 2012.
(5)	The stock option award vested 33.33% on May 20, 2011, vests an additional 2.7778% of the award each month, and will become fully vested on May 20, 2013.
(6)	The stock option award vests 33.33% on May 20, 2012, vests an additional 2.7778% of the award each month, and will become fully vested on May 20, 2014.
(7)	The restricted stock award vested 20% on May 20, 2008, vests an additional 10% of the award once every six months, and will become fully vested on May 20, 2012.
(8)	The restricted stock award vested 33.33% on May 20, 2011, vests an additional 16.6667% of the award once every six months, and will become fully vested on May 20, 2013.
(9)	The restricted stock award vests 33.33% on May 20, 2012, vests an additional 16.6667% of the award once every six months, and will become fully vested on May 20, 2014.
(10)	The stock option award vested 33.33% on April 9, 2010, vests an additional 2.7778% of the award each month, and will become fully vested on April 9, 2012.
(11)	The Compressco Partners restricted unit award vested 33.34% on January 4, 2012 and vests an additional 33.33% on each of January 4, 2013 and 2014.
(12)	The restricted stock award vested 20% on August 18, 2009, vests an additional 10% of the award once every six months, and will become fully vested on August 18, 2013.
(13)	The restricted stock award vested 20% on February 22, 2009, vests an additional 10% of the award once every six months, and will become fully vested on February 22, 2013.

Option Exercises and Stock Vested

The following table sets forth certain information regarding options and stock awards exercised and vested, respectively, by each of our Named Executive Officers during the fiscal year ended December 31, 2011.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
	Number of Shares	Value	Number of Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise	Exercise	Vesting	Vesting
	(#)	($)	(#)	($)

Stuart M. Brightman	0	$-	18,384	$155,548
Joseph M. Abell III	129,664	400,055	7,605	63,958
Ronald J. Foster	0	-	4,675	36,768
Edwin H. Goldman	0	-	8,579	71,064
Philip N. Longorio	0	-	12,085	97,978

Nonqualified Deferred Compensation

The following table discloses contributions, earnings, and balances for each of the Named Executive Officers under the TETRA Technologies, Inc. Executive Nonqualified Excess Plan, as of December 31, 2011.

Nonqualified Deferred Compensation Table

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings in	Aggregate	Balance at
	in Last	in Last	in Last	Withdrawals/	Last Fiscal
Name	Fiscal Year	Fiscal Year	Fiscal Year	Distributions	Year End
	($)	($)	($)	($)	($)

Stuart M. Brightman	$48,150	$-	$(24,029)	$-	$526,309
Joseph M. Abell III	-	-	1,880	24,338	-
Ronald J. Foster	-	-	-	-	-
Edwin H. Goldman	-	-	(1,652)	-	19,432
Philip N. Longorio	-	-	-	-	-

The Executive Nonqualified Excess Plan is an unfunded deferred compensation plan pursuant to which the Named Executive Officers and non-employee directors may elect to participate. The Named Executive Officers may elect to defer up to 100% of their base salary and performance-based cash incentive compensation. Deferral elections as to annual base salary are due by mid-December, and are effective as of January 1 of the succeeding year. Deferral elections for cash incentive compensation may be made in the December enrollment period, or in a mid-year enrollment period. Deferrals are held for each participant in separate individual accounts in a rabbi trust. Deferred amounts are credited with earnings or losses depending upon the participant’s deemed investment elections from among hypothetical investment election options which are made available. All hypothetical investments are our unfunded obligations. Deferral contributions made by the participant and earnings credited to such contributions are 100% vested. A deferral period and payment date must be irrevocably specified at election for each deferral. In-service distributions may not be withdrawn until two years following the participant’s initial enrollment. Notwithstanding the participant’s deferral election, the participant will receive distribution of his deferral account upon termination of employment or service, as applicable, or upon disability or death. Hardship withdrawals are permitted for unforeseeable emergencies. In the event the Executive Nonqualified Excess Plan is terminated within twelve months of a change in control, the deferred amounts will become payable to each participant.

Potential Payments upon Termination or Change in Control

As of the date of this proxy statement, we do not have a defined severance plan for, or any agreement with, any Named Executive Officer that would require us to make any termination payments. We have previously entered into employment agreements with each Named Executive Officer that are substantially identical to the form of agreement executed by all of our employees. These agreements evidence the at-will nature of employment, and do not guarantee term of employment, salary, severance or change in control  payments. Under our Amended and Restated 2006 Equity Incentive Compensation Plan, our 2007 Long Term Incentive Compensation Plan and our 2011 Long Term Incentive Compensation Plan the vesting of restricted stock and/or the time at which outstanding options may be exercised may be accelerated, at the discretion of the Management and Compensation Committee, upon the occurrence of a change in control. Similarly, under the Compressco Partners, L.P. Long Term Incentive Plan, the Management and Compensation Committee, in its sole discretion, may accelerate the vesting of restricted units upon the occurrence of a change in control. In addition, the 2007 Long Term Incentive Compensation Plan and the 2011 Long Term Incentive Compensation Plan allow the vesting of restricted stock and/or the time at which outstanding options may be exercised to be accelerated, at the discretion of the Management and Compensation Committee, upon the death, disability or retirement of participants. Under the terms of our Cash Incentive Compensation Plan, upon the occurrence of a change in control, all potential awards attributable to the performance period in which the change in control occurs will become payable on a pro rata basis at the target amounts of such awards, unless the Management and Compensation Committee determines otherwise. Compensation deferred under our Executive Nonqualified Excess Plan will become payable to plan participants if the plan is terminated within twelve months of a change in control.

The following table quantifies the potential payments to our Named Executive Officers under the contracts, agreements or plans discussed above in various scenarios involving a change in control or termination of employment, assuming a December 31, 2011 termination date. In addition to the amounts reflected in the table, the Named Executive Officers would receive upon termination any salary earned through December 31, 2011, any benefits they would otherwise be entitled to under our 401(k) Plan and Executive Nonqualified Excess Plan, and, if the termination followed a change in control, the earned portion of any annual Cash Incentive Compensation Plan award approved by the Management and Compensation Committee for 2011 performance.

					Discretionary
				Discretionary	Prorated
			Discretionary	Accelerated	Payment of
			Accelerated	Vesting of	Long-Term
	Cash		Exercisability	Restricted	Non-Equity	Continuation
	Severance	Bonus	of Unvested	Shares	Performance	of Health
Name	Payment	Payment	Options(1)	or Units(2)	Award(3)	Benefits	Total

Stuart M. Brightman
Death/disability	$-	$-	$30,886	$451,197	$-	$-	$482,083
Retirement	-	-	30,886	451,197	-	-	482,083
Termination for cause	-	-	-	-	-	-	-
No cause or voluntary
termination	-	-	-	-	-	-	-
Termination following
change in control	-	-	30,886	465,207	204,664	-	700,757

Joseph M. Abell III
Death/disability	$-	$-	$17,914	$141,445	$-	$-	$159,359
Retirement	-	-	17,914	141,445	-	-	159,359
Termination for cause	-	-	-	-	-	-	-
No cause or voluntary
termination	-	-	-	-	-	-	-
Termination following
change in control	-	-	17,914	150,785	69,243	-	237,942

Ronald J. Foster
Death/disability	$-	$-	$18,095	$39,929	$-	$-	$58,024
Retirement	-	-	18,095	39,929	-	-	58,024
Termination for cause	-	-	-	-	-	-	-
No cause or voluntary
termination	-	-	-	-	-	-	-
Termination following
change in control	-	-	18,095	498,097	37,061	-	553,253

					Discretionary
				Discretionary	Prorated
			Discretionary	Accelerated	Payment of
			Accelerated	Vesting of	Long-Term
	Cash		Exercisability	Restricted	Non-Equity	Continuation
	Severance	Bonus	of Unvested	Shares	Performance	of Health
Name	Payment	Payment	Options(1)	or Units(2)	Award(3)	Benefits	Total

Edwin H. Goldman
Death/disability	$-	$-	$19,460	$202,529	$-	$-	$221,989
Retirement	-	-	19,460	202,529	-	-	221,989
Termination for cause	-	-	-	-	-	-	-
No cause or voluntary
termination	-	-	-	-	-	-	-
Termination following
change in control	-	-	19,460	202,529	64,130	-	286,119

Philip N. Longorio
Death/disability	$-	$-	$19,460	$154,175	$-	$-	$173,635
Retirement	-	-	19,460	154,175	-	-	173,635
Termination for cause	-	-	-	-	-	-	-
No cause or voluntary
termination	-	-	-	-	-	-	-
Termination following
change in control	-	-	19,460	238,796	75,067	-	333,323

(1)
Our 2007 Long Term Incentive Compensation Plan and 2011 Long Term Incentive Compensation Plan allow acceleration upon death, disability or retirement at the discretion of the Management and Compensation Committee. Our other equity plans under which certain awards are currently outstanding do not permit acceleration of exercisability in such events. The value of accelerated options is calculated by subtracting the exercise price of outstanding options from $9.34, the closing price of our common stock on December 30, 2011.

(2)
Our 2007 Long Term Incentive Compensation Plan and 2011 Long Term Incentive Compensation Plan allow acceleration upon death, disability or retirement at the discretion of the Management and Compensation Committee. Our other equity plans under which certain awards are currently outstanding, and the Compressco Partners equity plan under which awards are currently outstanding, do not permit acceleration of vesting in such events. The value of accelerated vesting of restricted stock is calculated by multiplying the number of accelerated shares by $9.34, the closing price of our common stock on December 30, 2011. The value of accelerated vesting of Compressco Partners restricted units is calculated by multiplying the number of accelerated units by $15.00, the closing price of the Compressco Partners common units on December 30, 2011.

(3)
Under our Cash Incentive Compensation Plan, participants may be eligible for a prorated award payment upon death, disability or retirement if applicable performance goals have been achieved for any current performance period. At the discretion of the Management and Compensation Committee, all awards may be paid on a prorated basis at target levels upon the occurrence of a change in control. Accordingly, the amounts shown in this column are two-third portions of the long-term awards granted on May 20, 2010 for the January 1, 2010 through December 31, 2012 performance period and one-third portions of the long-term awards granted on May 20, 2011 for the January 1, 2011 through December 31, 2013 performance period.

Compensation Risk

The Management and Compensation Committee of our Board of Directors reviews and evaluates potential risks related to the design of our compensation programs. In its evaluation of our annual and long-term incentive compensation plans that were in effect during 2011, as well as the incentive compensation arrangements proposed for 2012 as described above, the Management and Compensation Committee determined that such plans are designed with the appropriate balance of risk and reward relative to our overall business strategy. In addition, the stock ownership guidelines for our executive officers encourage them to focus on the creation of long-term value for stockholders rather than short-term results.

Specifically, under our Cash Incentive Compensation Plan, the amount of each participant’s prospective payment, for both annual and long-term awards, is established as a percentage of annual base salary, and is contingent on performance, including the attainment of targeted levels of performance that include both financial and nonfinancial measures. With respect to long-term Cash Incentive Compensation Plan, attainment of targeted levels of performance is measured over two or more years. Notwithstanding the attainment of any established performance measures, the amount of the annual or long-term cash incentive payment received by any participant is subject to the ultimate discretion of the Management and Compensation Committee. Further, annual and long-term cash awards are paid only after the Management and Compensation Committee has reviewed our audited financial statements for the applicable performance period. Several of our operating units have maintained, and will continue to maintain, stand-alone incentive plans that apply to specific groups of employees with particular job responsibilities who are not participants in our Cash Incentive Compensation Plan. Performance measures applicable to these stand-alone plans include sales metrics, safety metrics, and customer retention and cost-savings quotas. Incentive payments earned during 2011 pursuant to the stand-alone plans were not material to our consolidated results.

Long-term equity incentive awards typically consist of stock options, restricted stock and/or Compressco Partners restricted units that vest ratably over a three- or five-year period. The recipients of such awards can realize an increase in the value of their long-term equity awards only to the extent that our investors benefit from an increase in the market price for our common stock or the Compressco Partners common units. It is anticipated that the long-term awards for 2012 will include stock options and restricted stock granted under our 2011 Long Term Incentive Compensation Plan, and long-term cash awards under the Cash Incentive Compensation Plan; both the equity awards and long-term cash awards are expected to vest over a three-year performance period. For officers, senior management and other key employees of Compressco Partners, it is anticipated that long-term awards for 2012 will consist of restricted units granted under the Compressco Partners, L.P. 2011 Long Term Incentive Plan. The Management and Compensation Committee believes that a variety of awards helps to minimize the risk to us and our stockholders of excessive focus on short-term performance.

DIRECTOR COMPENSATION

As of January 1, 2011, each Non-employee Director, other than Dr. Cunningham, receives compensation of $3,333 per month plus $1,500 for each board meeting attended, and is reimbursed for out-of-pocket expenses incurred in attending meetings of the board. In addition, Non-employee Directors traveling from out of state to board or committee meetings receive a $750 travel stipend. Non-employee Directors, other than Dr. Cunningham, who are members of the Audit Committee, the Management and Compensation Committee, the Nominating and Corporate Governance Committee, or the Reserves Committee are paid $1,500 for each meeting of those committees attended.

In addition to the $1,500 for each meeting attended, the chairmen of the Management and Compensation Committee, Nominating and Corporate Governance Committee, and Reserves Committee are paid $2,500 per calendar quarter, and the chairman of the Audit Committee is paid $3,750 per calendar quarter. Dr. Cunningham receives $9,583 per month for serving as Chairman of the Board of Directors, and he receives no additional compensation for attending meetings of the committees or the board.

Directors who are also our officers or employees do not receive any compensation for duties performed as directors. During 2011, Mr. Hertel, our former President and Chief Executive Officer, was compensated as a non-executive employee under the terms of a Transition Agreement that is further discussed, below. Following termination of the Transition Agreement on January 5, 2012, Mr. Hertel became eligible to receive compensation as a Non-employee director.

On May 20, 2011, each Non-employee Director as of that date, including Dr. Cunningham, received an award of 7,693 shares of restricted stock with an aggregate grant date fair market value of $100,009. Twenty-five percent of the shares of restricted stock so awarded vested on the date of grant, and additional 25% portions of the award vested on August 20 and November 20, 2011 and February 20, 2012. On November 11, 2011, in connection with his appointment to the Board of Directors on that date, Dr. Bates received an award of 5,759 shares of restricted stock with an aggregate grant date fair market value of $53,674. One-half of the restricted shares so awarded vested on each of November 20, 2011 and February 20, 2012. It is anticipated that future compensation arrangements approved by the board will include awards of grants of approximately $100,000 in value of restricted stock to each Non-employee Director on an annual basis, to be awarded on or about May 20 of each year.

Our Board of Directors has adopted stock ownership guidelines for directors and executive officers. The stock ownership guidelines are intended to align the interests of our directors and executive officers with the interests of our stockholders. Under these guidelines, our Non-employee Directors, other than the Chairman of the Board of Directors, are required to hold shares of our common stock equal to five-times their annual cash retainer. Our Chairman is required to hold shares of our common stock equal to one and one-half-times his annual cash retainer. Non-employee Directors as of February 21, 2008 have until February 21, 2012, to be in compliance with the guidelines. Non-employee Directors who are elected after February 21, 2008 will have four years from the date of their election or appointment to be in compliance.

Under the Executive Nonqualified Excess Plan, each director may elect to defer the receipt of up to 100% of the cash compensation paid to such director by making an irrevocable deferral election. Deferred amounts are credited with earnings or losses depending on the participant’s deemed investment elections from among hypothetical investment election options which are made available. All hypothetical investments are our unfunded obligations. Deferral contributions made by the participant and earnings credited to such contributions are 100% vested. Dr. McInnes, as a former employee, maintains a participant balance in our 401(k) Plan. This balance accrues interest based on Dr. McInnes’ enrollment elections. We do not contribute matching funds to Dr. McInnes’ 401(k) account. Mr. Hertel, who was an employee during 2011, also maintains a participant balance in our 401(k) Plan. Through Mr. Hertel’s term of employment, we contributed matching funds to Mr. Hertel’s 401(k) account to the same extent and on the same basis that we contribute matching funds to the accounts of all participating employees.

The following table discloses the cash, equity awards, and other compensation earned, paid, or awarded, as the case may be, to each of our Non-employee Directors and to Mr. Hertel during the fiscal year ended December 31, 2011.

Director Compensation Table

	Fees Earned or		Stock		Option		All Other
Name	Paid in Cash		Awards(1)		Awards(2)		Compensation		Total
	($)		($)		($)		($)		($)
Thomas R. Bates, Jr.	$7,056		$53,674		$-		$-		$60,730
Paul D. Coombs	50,500		100,009		-		-		150,509
Ralph S. Cunningham	115,000		100,009		-		-		215,009
Tom H. Delimitros	80,500		100,009		-		-		180,509
Geoffrey M. Hertel(3)	-	(3)	-	(3)	-	(3)	-	(3)	-	(3)
Allen T. McInnes	49,000		100,009		-		-		149,009
Kenneth P. Mitchell	78,500		100,009		-		-		178,509
William D. Sullivan	59,500		100,009		-		-		159,509
Kenneth E. White, Jr.	85,500		100,009		-		-		185,509

(1)
On May 20, 2011, each Non-employee Director other than Dr. Bates was awarded 7,693 shares of restricted stock with a FASB ASC Topic 718 value of $13.00 per share. Twenty-five percent of such shares vested on the date of grant, and additional 25% portions of the award vested on August 20 and November 20, 2011, and on February 20, 2012. On November 11, 2011, Dr. Bates was awarded 5,759 shares of restricted stock with a FASB ASC Topic 718 value of $9.32 per share. One-half of such shares vested on each of November 20, 2011 and February 20, 2012.

(2)	The following table shows the aggregate number of options outstanding for each Non-employee Director and for Mr. Hertel as of December 31, 2011:

Aggregate Option Awards
Name	Outstanding as of 12/31/2011
Thomas R. Bates, Jr.	0
Paul D. Coombs	0
Ralph S. Cunningham	15,000
Tom H. Delimitros	15,000
Geoffrey M. Hertel	182,000
Allen T. McInnes	15,000
Kenneth P. Mitchell	15,000
William D. Sullivan	5,625
Kenneth E. White, Jr.	15,000

(3)
Although he did not receive compensation for his services as a Director during 2011, Mr. Hertel received a total of $763,773 in compensation for his continuing service as our employee under the terms of his Transition Agreement. The following table shows the components of Mr. Hertel’s total compensation for the year ended December 31, 2011. The “Bonus” and “Non-Equity Incentive Plan Compensation” amounts are discussed below. The “Stock Awards” amount  includes 7,693 shares of restricted stock with a FASB ASC Topic 718 value of $13.00 per share granted on May 20, 2011. Twenty-five percent of such shares vested on the date of grant, and additional 25% portions of the award vested on August 20 and November 20, 2011, and on February 20, 2012. “All Other Compensation” includes the employer paid portion of life, health and disability insurance benefits, and matching contributions under our 401(k) Retirement Plan:

Salary	$400,000
Bonus	200,000
Stock Awards	100,009
Option Awards	-
Non-Equity Incentive Plan Compensation	46,908
All Other Compensation	16,856
Total 2011 Employee Compensation	$763,773

Transition Agreement with Mr. Hertel. The Transition Agreement, which was effective as of May 5, 2009, extended Mr. Hertel’s employment with us from May 5, 2009 through January 5, 2012, at which time the Transition Agreement terminated in accordance with its terms.

Under the terms of the Transition Agreement, Mr. Hertel was entitled to receive a monthly base salary of $33,333, and he was eligible to participate in all incentive, stock option, savings and retirement plans, practices, policies and programs generally available to our executive officers. For each calendar year ending during the employment period, Mr. Hertel was eligible for an annual bonus on the same basis as our executive officers under our then current discretionary performance-based cash bonus program. Target payout of the annual bonus was $83,200 for the 2011 calendar year. Payout of the annual bonus was subject to Mr. Hertel’s continued employment during the period to which each bonus relates. For the 2011 calendar year, Mr. Hertel earned 56.4%, or $46,908, of his annual target payout based on our 83.6% attainment of the target performance objective for consolidated diluted net income per common share, our 137.5% attainment of the target performance objective for health, safety and environmental performance measures, and 100% of the his target personal performance objective.

Mr. Hertel was eligible to receive bonuses based on the successful transitions of Mr. Brightman to the positions of President and Chief Executive Officer and Edwin H. Goldman to the position of Senior Vice President. At the complete discretion of the Board of Directors based on its subjective evaluation of the success of the transition over the second of two performance periods, in May 2011 Mr. Hertel earned a cash bonus of $200,000 in the aggregate (paid in June 2011) for the transition period from May 5, 2010 until May 4, 2011.

The Transition Agreement included nondisclosure, noncompetition, and nonsolicitation provisions binding on Mr. Hertel during the employment period and for a period of three years after his separation of service under the Transition Agreement.

BENEFICIAL STOCK OWNERSHIP OF CERTAIN STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of December 31, 2011, with respect to each person that beneficially owns five percent (5%) or more of our common stock, and as of March 1, 2012 with respect to (i) our directors and nominees for director; (ii) our Named Executive Officers; and (iii) our directors and executive officers as a group.

Name and Business Address	Amount and Nature of		Percentage
of Beneficial Owner	Beneficial Ownership		of Class

FMR LLC	10,751,916	(1)	13.9%
82 Devonshire Street
Boston, Massachusetts 02109

BlackRock, Inc.	7,066,910	(2)	9.2%
40 East 52nd Street
New York, New York 10022

T. Rowe Price Associates, Inc.	5,429,504	(3)	7.0%
100 E. Pratt Street
Baltimore, Maryland 21202

Ameriprise Financial, Inc.	4,845,307	(4)	6.3%
145 Ameriprise Financial Center
Boston, Massachusetts 02110

The Vanguard Group, Inc.	4,119,704	(5)	5.3%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

Thomas R. Bates, Jr.	25,759		*
Stuart M. Brightman	664,519	(6)	*
Paul D. Coombs	657,744		*
Ralph S. Cunningham	34,816		*
Tom H. Delimitros	29,816		*
Geoffrey M. Hertel	683,424	(7)	*
Allen T. McInnes	74,509		*
Kenneth P. Mitchell	86,990		*
William D. Sullivan	59,441	(8)	*
Kenneth E. White, Jr.	49,816		*
Joseph M. Abell III	348,217	(9)	*
Ronald J. Foster	77,968	(10)	*
Edwin H. Goldman	86,795	(11)	*
Philip N. Longorio	118,052	(12)	*
Directors and executive officers as a group (19 persons)	3,527,596	(13)	4.6%

*	Less than 1%
(1)
Pursuant to a Schedule 13G/A dated February 13, 2012, FMR LLC has sole dispositive power with respect to 10,751,916 shares of our common stock and sole voting power with respect to 870,807 shares of our common stock. Various persons have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of our common stock, including shares held by Fidelity Advisor Small Cap Fund, a registered investment company holding 9.185% of our outstanding shares.

(2)
Pursuant to a Schedule 13G/A dated January 20, 2012, BlackRock Inc. has sole dispositive power and sole voting power with respect to 7,066,910 shares of our common stock. Various persons have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of our common stock held by BlackRock Inc., and no one person’s interest in such shares of common stock is more than 5% of our outstanding shares.

(3)
Pursuant to a Schedule 13G/A dated February 14, 2012, T. Rowe Price Associates, Inc. has sole dispositive power with respect to 5,429,504 shares of our common stock and sole voting power with respect to 1,379,080 of such shares and T. Rowe Price Small-Cap Value Fund, Inc. has sole voting power with respect to 4,000,000 shares of our common stock. T. Rowe Price Associates is a registered investment advisor and a registered investment company and does not serve as custodian of shares of our common stock held by any of its clients; accordingly, only the client or the client’s custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such shares of our common stock and, with the exception of 5.1% of our outstanding shares of common stock held by T. Rowe Price Small-Cap Value Fund, Inc., not more than 5% of our outstanding shares of common stock is owned by any one client subject to the investment advice of T. Rowe Price Associates.

(4)
Pursuant to a Schedule 13G/A dated February 13, 2012, Ameriprise Financial, Inc., and its investment advisor subsidiary, Columbia Management Investment Advisors, LLC, report shared dispositive power with respect to 4,854,307 shares of our common stock and shared voting power with respect to 1,712,206 shares of our common stock.

(5)
Pursuant to a Schedule 13G/A dated February 6, 2012, The Vanguard Group, Inc. has sole dispositive power with respect to 4,002,700 shares of our common stock, shared dispositive power with respect to 117,004 shares of our common stock and sole voting power with respect to 117,004 shares of our common stock. The shares reported include shares held by Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc. that is the beneficial owner of 117,004 shares of our common stock.

(6)	Includes 489,635 shares subject to options exercisable within 60 days of the record date.
(7)	Includes 182,000 shares subject to options exercisable within 60 days of the record date.
(8)	Includes 5,625 shares subject to options exercisable within 60 days of the record date.
(9)	Includes 179,584 shares subject to options exercisable within 60 days of the record date.
(10)	Includes 73,564 shares subject to options exercisable within 60 days of the record date.
(11)	Includes 73,861 shares subject to options exercisable within 60 days of the record date.
(12)	Includes 87,847 shares subject to options exercisable within 60 days of the record date.
(13)	Includes 1,405,442 shares subject to options exercisable within 60 days of the record date.

The following table sets forth certain information with respect to the beneficial ownership of common units of Compressco Partners as of March 1, 2012 with respect to (i) our directors and nominees for director; (ii) our Named Executive Officers; and (iii) our directors and executive officers as a group.

	Amount and Nature of	Percentage
Name of Beneficial Owner	Beneficial Ownership	of Class

Thomas R. Bates, Jr.	0	*
Stuart M. Brightman	17,500	*
Paul D. Coombs	10,000	*
Ralph S. Cunningham	7,500	*
Tom H. Delimitros	0	*
Geoffrey M. Hertel	51,000	*
Allen T. McInnes	0	*
Kenneth P. Mitchell	7,000	*
William D. Sullivan	11,500	*
Kenneth E. White, Jr.	0	*
Joseph M. Abell III	0	*
Ronald J. Foster	7,127	*
Edwin H. Goldman	2,500	*
Philip N. Longorio	5,000	*
Directors and executive officers as a group (19 persons)	121,627	*

*	Less than 1%

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership of common stock (Forms 3, 4, and 5) with the SEC and the NYSE. Executive officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such forms they file.

To our knowledge, and based solely on our review of the copies of such reports, we have received written representations by certain reporting persons that no reports on Form 5 were required, and we believe that during the fiscal year ended December 31, 2011, all Section 16(a) filing requirements applicable to our executive officers, directors, and 10% stockholders were complied with in a timely manner.

PROPOSALS OF STOCKHOLDERS

We must receive a stockholder proposal intended to be considered for inclusion in our proxy materials relating to our 2013 Annual Meeting of Stockholders at our principal executive offices no later than November 10, 2012. To be considered for inclusion in our proxy statement, such proposal must also comply with the other requirements of Rule 14a-8 of the Exchange Act as well as the procedures set forth in our bylaws, which are separate and distinct from, and in addition to, SEC requirements.

For proposals not intended to be submitted in next year’s proxy statement, but sought to be presented at our 2012 Annual Meeting of Stockholders, our bylaws provide that stockholder proposals, including director nominations, must be received at our principal executive offices no later than eighty (80) days prior to the date of our annual meeting, provided, that if the date of the annual meeting was not publicly announced more than ninety (90) days prior to the date of the annual meeting, the notice by the stockholder will be timely if delivered to our principal executive offices no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was communicated to the stockholders. In addition, proxies to be solicited by the board for the 2012 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we receive notice of such proposal not later than February 17, 2012. A copy of our bylaws may be obtained upon written request to our Corporate Secretary at our principal executive offices, 24955 Interstate 45 North, The Woodlands, Texas 77380.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

SEC rules regarding the delivery of proxy statements and annual reports permit us, in specified circumstances, to deliver a single set of these reports to any address at which two or more stockholders reside. This method of delivery, often referred to as “householding,” will reduce the amount of duplicative information that security holders receive and lower printing and mailing costs for us. Each stockholder will continue to receive a separate proxy card.

We have delivered only one proxy statement and annual report to eligible stockholders who share an address, unless we received contrary instructions from any such stockholder prior to the mailing date. If a stockholder prefers to receive separate copies of our proxy statement or annual report, either now or in the future, we will promptly deliver, upon written or oral request, a separate copy of the proxy statement or annual report, as requested, to that stockholder at the shared address to which a single copy was delivered. Such requests should be communicated to our transfer agent, Computershare Investor Services, either by sending a request in writing to 350 Indiana Street, Suite 800, Golden, Colorado 80401, or by calling (303) 262-0600.

If you are currently a stockholder sharing an address with another stockholder and wish to have only one proxy statement and annual report delivered to the household in the future, please contact Computershare at the address or telephone number indicated above.

ADDITIONAL FINANCIAL INFORMATION

Stockholders may obtain additional financial information about us for the year ended December 31, 2011 from our Annual Report on Form 10-K filed with the SEC. A copy of the Annual Report on Form 10-K may be obtained without charge either by sending a request in writing to TETRA Technologies, Inc., Attn: Stockholder Relations, 24955 Interstate 45 North, The Woodlands, Texas 77380, or by calling (281) 367-1983.

OTHER MATTERS

The Board of Directors has no knowledge at this time of any matters to be brought before the annual meeting other than those referred to in this document. However, if any other matters properly come before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their best judgment on such matters.

A certified copy of the list of stockholders as of the record date of March 12, 2012 will be available for stockholder inspection at our office ten days prior to the meeting date of May 8, 2012.

By order of the Board of Directors,

Bass C. Wallace, Jr.
Corporate Secretary
March 27, 2012
The Woodlands, Texas

TETRA

IMPORTANT ANNUAL MEETING INFORMATION

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:00 a.m., Central Time, on May 8, 2012.

Vote by Internet

- Go to **www.envisionreports.com/TTI**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - Thomas R. Bates, Jr.	☐	☐	02 - Stuart M. Brightman	☐	☐	03 - Paul D. Coombs	☐	☐
04 - Ralph S. Cunningham	☐	☐	05 - Tom H. Delimitros	☐	☐	06 - Geoffrey M. Hertel	☐	☐
07 - Kenneth P. Mitchell	☐	☐	08 - William D. Sullivan	☐	☐	09 - Kenneth E. White, Jr.	☐	☐

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Proposal	For	Against	Abstain
2. To ratify and approve the appointment of Ernst & Young LLP as TETRA's independent registered public accounting firm for the fiscal year ending December 31, 2012.	☐	☐	☐
3. To approve, on an advisory basis, the compensation of the named executive officers of TETRA Technologies, Inc.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

TETRA

Proxy — TETRA Technologies, Inc.

Notice of 2012 Annual Meeting of Stockholders

24955 Interstate 45 North, The Woodlands, Texas

This proxy is solicited on behalf of the Board of Directors of TETRA Technologies, Inc. for the Annual Meeting of Stockholders May 8, 2012

The undersigned stockholder hereby constitutes and appoints Stuart M. Brightman and Bass C. Wallace, Jr. and each or either of them, lawful attorneys and proxies of the undersigned, each acting alone and with full power of substitution, for and in the name, place and stead of the undersigned, to attend the Annual Meeting of Stockholders of TETRA Technologies, Inc. (herein the "Company"), to be held at the TETRA Technologies Corporate Headquarters Building, 24955 Interstate 45 North, The Woodlands, Texas, on Tuesday, May 8, 2012 at 11:00 a.m. local time and any adjournment(s) thereof, with all the powers the undersigned would possess if personally present and to vote thereat, as provided on the reverse side of this card, the number of shares the undersigned would be entitled to vote if personally present.

This proxy, when properly executed, will be voted in the manner directed herein. IF NOT OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES IN PROPOSAL 1, AND FOR PROPOSALS 2 AND 3. All prior proxies are hereby revoked.

In accordance with the terms of the TETRA Technologies, Inc. 401(k) Retirement Plan (the "401(k) Plan"), the undersigned hereby directs T. Rowe Price, the 401(k) Plan trustee, to vote in person or by proxy at the Annual Meeting of Stockholders of the Company and any adjournment(s) thereof, in accordance with the instructions provided on the reverse side of this card, the shares of common stock allocated to the account as of the record date. If no instructions are provided or if this card is not received prior to May 5, 2012, the shares will be voted by the trustee as directed by the Company's 401(k) Plan administrator.